Exhibit 99.30

This business combination is made for the securities of a foreign company.  The business combination is subject to disclosure requirements of a foreign country that are different from those of the United States.  Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country.  You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws.  It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than in the business combination, such as in open market or privately negotiated purchases.

Mediaset España Comunicación, S.A.
and
Subsidiaries

Consolidated Financial Statements for the year ended December 31, 2017, prepared in accordance with International Financial Reporting Standards (IFRS-EU) as adopted by the European Union, and Consolidated Management Report

DISCLAIMER: The English version is a translation of the original in Spanish for information purposes only. In case of a discrepancy, the Spanish original will prevail.

Mediaset España Comunicación, S.A. and Subsidaries

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION AT DECEMBER 31,2017

(Expressed in thousands of euros)

	31/12/17	31/12/16
ASSETS
NON-CURRENT ASSETS
Property, plant, and equipment (Note 6)	60,108	57,644
Intangible assets (Note 7)	194,625	202,213
Audiovisual property rights (Note 8)	156,394	171,903
Goodwill (Note 9)	288,124	288,124
Equity method investments (Note 10)	8,190	16,245
Non-current financial assets (Note 11)	18,355	16,690
Deferred tax assets (Note 20.5)	100,975	112,953
Total non-current assets	826,771	865,772
CURRENT ASSETS
Non-current assets held for sale (Note 13.2)	861	—
Inventories	5,821	6,732
Accounts receivable	252,889	229,733
Trade receivables for sales and services (Note 13.2)	236,078	213,882
Trade receivables from related parties (Note 13.2)	1,379	1,387
Sundry receivables (Note 13.2)	11	53
Employee receivables (Note 13.2)	68	57
Other receivable from public authorities (Note 20.3)	139	799
Income tax current assets (Note 20.3)	15,214	13,555
Other current assets (Note 12)	12,721	6,573
Other current financial assets (Note 13.2)	1,785	3,103
Cash and cash equivalents (Note 14)	134,148	190,790
Total current assets	408,225	436,931
TOTAL ASSETS	1,234,996	1,302,703

The accompanying Notes 1 to 26 are an integral part of this consolidated financial statement corresponding to the year ended at December 31, 2017.

Mediaset España Comunicación, S.A. and Subsidaries

CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT DECEMBER 31, 2017
(Expressed in thousands of euros)

	31/12/17	31/12/16
EQUITY AND LIABILITIES
EQUITY (Note 15)
Share capital	168,359	168,359
Share premium	409,040	409,040
Other reserves	225,410	226,998
Treasury shares	(100,500)	—
Valutation Adjustments (Note 13.2)	272	—
Profit for the year attributable to the parent	197,496	170,997
Total equity of the parent	900,077	975,394
Non-controlling interests	—	7,897
Total equity	900,077	983,291
NON-CURRENT LIABILITIES
Non-current provisions (Note 16)	13,429	9,151
Borrowings from related parties (Notes 17 and 13.2)	—	7,549
Borrowings from third parties (Notes 18 and 13.2))	—	6,105
Other non-current liabilities (Note 13.2)	266	67
Deferred tax liabilities (Note 20.5)	18,742	11,784
Total non-current liabilities	32,437	34,656
CURRENT LIABILITIES
Payable to related parties (Note 13.2)	15,227	22,124
Accounts payable for purchases and services (Note 13.2)	155,981	121,366
Accounts payable for audiovisual property rights (Note 13.2)	51,574	62,862
Other non-trade payables	37,831	38,402
Bank borrowings (Note 13.2)	636	924
Borrowings from third parties (Note 18)	—	1,238
Payables to public authorities (Note 20.3)	18,875	20,809
Payables for non-current asset acquisitions (Note 13.2)	2,145	3,358
Remuneration payable (Note 13.2)	13,735	11,796
Other borrowings (Note 13.2)	2,440	277
Current provisions (Note 19)	39,095	35,771
Other current liabilities	2,774	4,231
Total current liabilities	302,482	284,756
TOTAL EQUITY AND LIABILITIES	1,234,996	1,302,703

The Notes 1 to 26 described in the accompanying notes are an integral part of this onsolidated financial statement corresponding to the year ended at December 31, 2017.

Mediaset España Comunicación, S.A. and Subsidaries

CONSOLIDATED SEPARATE INCOME STATEMENT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

	31/12/17	31/12/16
INCOME
Revenue (Note 23.1)	985,649	985,038
Sales	979,254	973,479
Discount and volume rebates	(40,973)	(36,019)
Revenue from the rendering of services	47,368	47,578
	—
Other operating income	10,608	6,945
Total operating income	996,257	991,983
EXPENSES
Decrease in inventories of finished goods and work in progress	692	(164)
Procurements	229,660	240,917
Staff costs (Note 23.2)	105,646	105,872
Amortization of audiovisual property rights (Note 8)	186,849	205,455
Depreciation and amortization charge (Note 6 and 7)	18,659	17,924
Change in operating provisions (Note 23.3)	(1,748)	(5,999)
Other expenses (Note 23.4)	211,159	203,543
Total operating expenses	750,917	767,548

Profit from operations	245,340	224,435
Net finance income/(expense) (Note 23.6)	(460)	(460)
Exchange differences (Note 23.7)	(762)	354
Result of companies accounted for using the equity method (Note 10)	2,735	3,117
Sale/Impairment losses of other financial assets	(2,790)	(4,018)
Gains (losses) on disposals of non-current assets available for sale	3,345	2,387
Profit before tax	247,408	225,815
Income tax (Note 20.4)	50,062	55,090
Profit for the year	197,346	170,725
Attributable to:
Shareholders of the parent	197,496	170,997
Non-controlling interests	(150)	(272)
Earnings per share (Note 25.1)	0.59	0.52
Diluted earnings per share (Note 25.2)	0.59	0.52

The Notes 1 to 26 described in the accompanying notes are an integral part of this consolidated separate income statement corresponding to 2017.

Mediaset España Comunicación, S.A. and Subsidaries

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME AT DECEMBER 31, 2017

(Expressed in thousands of euros)

	31/12/17	31/12/16

PROFIT FOR THE YEAR	197,346	170,725

Income and expense recognized directly in equity to later be recycled to the income statement	272	—

- Valuation adjustments - Available-for-sale assets (Note 13)	272	—

Income and expense recognized directly in equity which later will not be recycled to the income statement	—	—

TOTAL PROFIT FOR THE YEAR	197,618	170,725

Attributable to:
Shareholders of the parent	197,768	170,997
Non-controlling interests	(150)	(272)

The accompanying Notes 1 to 26 are an integral part of this consolidated statement of comprehensive income at December 31, 2017.

Mediaset España Comunicación, S.A. and Subsidaries

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Other reserves

	Share capital (Note 15.1)	Share premium (Note 15.2)	Legal reserve (Note 15.3)	Share-based payment reserve	Other reserves	Total other reserves	Treasury shares (Note 15.5)	Valutation adjustments	Profit for the year	Total equity of the parent	Non- controlling Interest (Note 15.6)	Total
Balance a 31/12/16	168,359	409,040	33,672	—	193,326	226,998	—	—	170,997	975,394	7,897	983,291
Components of other comprehensive income	—	—	—	—	—	—	—	272	—	272	—	272
Profit (Loss) for year	—	—	—	—	—	—	—	—	197,496	197,496	(150)	197,346
Total comprehensive income for the year	—	—	—	—			—	272	197,496	197,768	(150)	197,618
Distribución of profit for the year	—	—	—	—	170,997	170,997	—	—	(170,997)	170,997	—	170,997
Dividend paid (Note 15.4)	—	—	—	—	(175,720)	(175,720)	—	—	—	(175,720)	—	(175,720)
Capital reduction	—	—	—	—	—	—	—	—	—	—	—	—
Operations with treasury shares	—	—	—	—	—	—	(100,500)	—	—	(100,500)	—	(100,500)
Share based payment	—	—	—	—	—	—	—	—	—	—	—	—
oher changes	—	—	—	—	3,135	3,135	—	—	—	3,135	(7,747)	(4,612)
Balance a 31/12/17	168,359	409,040	33,672	—	191,738	225,410	(100,500)	272	197,496	900,077	—	900,077

Balance a 31/12/15	183088	697597	40686	353	188681	229720	-214838	—	166,167	1,061,734	8,169	1,069,903
Components of other comprehensive income	—	—	—	—	—	—	—	—	—	—	—	—
Profit (Loss) for year	—	—	—	—	—	—	—	—	170,997	170,997	(272)	170,725
Total comprehensive income for the year	—	—	—	—	—	—	—	—	170,997	170,997	(272)	170,725
Distribución of profit for the year	—	—	—	—	166,167	166,167	—	—	-166167	166167	—	166167
Dividend paid (Note 15.4)	—	—	—	—	(167,404)	(167,404)	—	—	—	-167404	—	-167404
Capital reduction	(14,729)	(288,557)	—	—	—	—	303,286	—	—	—	—	—
Operations with treasury shares	—	—	—	—	—	—	(91,413)	—	—	-91413	—	-91413
Share based payment	—	—	—	(353)	(971)	(1,324)	2,965	—	—	1641	—	1641
oher changes	—	—	(7,014)	—	6,853	(161)	—	—	—	-161	—	-161
Balance a 31/12/16	168,359	409,040	33,672	—	193,326	226,998	—	—	170,997	975,394	7,897	983,291

The accompanying Notes 1 to 26 are an integral part of this consolidated statement of changes in equity at December 31, 2017.

Mediaset España Comunicación, S.A. and Subsidaries

CONSOLIDATED STATEMENT OF CASH FLOW AT DECEMBER 31, 2017
(Expressed in thousands of euros)

	31/12/17	31/12/16
Net profit before tax	247,408	225,815
Adjustment for:
Amortization of audiovisual property rights (Note 8)	186,849	205,455
Depreciation and amortization charge (Note 6 and 7)	18,659	17,924
Result of companies accounted for using the equity method (Note 10)	(2,735)	(3,117)
Change in provisions for bad debt	(1,748)	(5,999)
Change in provisions for contingencies and charges	4,858	1,732
Net finance expense (Note 24.6)	460	460
Net exchange differences (Note 24.7)	762	(354)
Disposals of other assets	301	921
Impairment of other financial assets	2,790	4,018
Gains (losses) on disposal of financial assets	(3,345)	(2,387)
Profits from operations before changes in working capital	454,259	444,468
Change in operating assets and liabilities net of the impact of acquisition of new investments
Inventories	911	(157)
Accounts receivable	(20,440)	16,718
Other current assets	(7,116)	7,567
Accounts payable	27,718	17,662
Other current liabilities	910	(2,886)
Change in provisions	3,324	834
Cash flows from operating activities	459,566	484,206
Taxes paid at sources	(33,146)	(33,675)
Other payments/collections	(579)	(2,967)
Net cash flows from operating activities (A)	425,841	447,564
CASHFLOWSFROMINVESTINGACTIVITIES
Investment in property, plant, and equipment (Note 6)	(12,416)	(13,995)
Investments in audiovisual property rights	(184,485)	(185,749)
Disposals of audiovisual property rights	1,857	—
Investments in intangible assets (Note 7)	(3,036)	(3,275)
Investments/Disposals of non-current financial assets	(3,247)	(5,744)
Investments/Disposals in associates	(351)	1,575
Investment in other financial assets	8,800	—
Investments in other current and non-current financial assets	1,318	(2,084)
Dividend received	2,342	2,566
Interest received	24	484
Net cash flows from investing activities (B)	(189,194)	-206,222
CASHFLOWUSEDINFINANCINGACTIVITIES
Long term financing	(13,654)	—
Interest paid	(805)	(1,258)
Dividend paid (Note 15.2)	(175,720)	(167,404)
Short term financing	(1,526)	(3,178)
Acquisition of own equity instruments	(100,822)	(91,396)
Disposal of own equity instruments	—	1,641
Net cash flows used in financing activities (C)	(292,527)	-261,595
NET INCREASE/DECREASE IN CASH AND CASH EQUIVALENTS [D=A+B+C]	(55,880)	-20,253
Net foreign exchange difference	(762)	(354)
Net change in cash and cash equivalents	(56,642)	(20,607)
Cash and cash equivalents at beginning of the year (Note 14)	190,790	211,397
Cash and cash equivalents at end of the year (Note 14)	134,148	190,790

The accompanying Notes 1 to 26 are an integral part of this consolidated statement of Cash Flow at December 31, 2017.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

REPORT ON THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

1. Corporate purpose of the Mediaset España Comunicación, S.A. Group companies

MEDIASET ESPAÑA COMUNICACIÓN, S.A. - PARENT

Mediaset España Comunicación, S.A. (“the Company” or “the parent”) with its registered offices at Carretera de Fuencarral to Alcobendas, no 4, 28049 Madrid, was incorporated in Madrid on March 10, 1989.

The Company’s corporate purpose is the indirect management of a Public Service Televion, and at December 31, 2017, operates seven different TV channels: Telecinco, Factoría de Ficción, Boing, Cuatro, Divinity, Energy and Be Mad. The licenses to operate these channels were granted as follows:

•      Based on the terms of the concession granted by the government as per the General Communications Secretary’s resolution of August 28, 1989, and a concession contract ratified by public deed on October 3, 1989, as well as the transactions resulting from these arrangements.

•      This agreement was renewed for ten years from April 3, 2000 by virtue of a Council of Ministers’ resolution dated March 10, 2000.

•      A Council of Ministers’ resolution of November 25, 2005 extended this concession agreement as well as those of other national concessionaires to include three DTT (digital terrestrial television) channels.

•      A Council of Ministers’ resolution of March 26, 2010 renewed this concession for an additional ten years. The Company has made all the investments required to start digital transmissions pursuant to Royal Decree 2169/1998, of October 9, which approved the Spanish National Technical Plan for Digital Terrestrial TV. Without prejudice to the above and in conformity with Transitional Provision Two of Audiovisual law, on May 3, 2010, the Company requested that the concession be changed to a license to offer an audiovisual communication service. Under the Council of Ministers’ resolution of June 11, 2010, the concession became a 15-year license to offer an audiovisual communication service. This license is automatically renewable for the same period provided the Company meets the requirements of Article 28 of the Audiovisual Law 7/2010, of March 31.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

•      Since the analogical blackout on April 3, 2010 (when analogical broadcasts ended), and by virtue of Additional Provision Three of Royal Decree 944/2005 on May 4, 2010, the Company had access to a multiple digital license with national coverage, which increased the channels it managed to four.

•      Following the acquisition of Sogecuatro, S.A. in 2010, the Company obtained Cuatro’s multiplex licenses (Cuatro and three more channels).

•      On May 6, 2014, the digital channels la Siete and Nueve ceased broadcasting in compliance with the sentence handed down by the Third Chamber of the Supreme Court, as decided at a Council of Ministers meeting held March 22, 2013.

•      Based on an agreement reached by the Council of Ministers on October 16, 2015, the Company was granted a 15-year license to operate a new high-definition TDT channel, which may be extended in accordance with the terms stipulated by Audiovisual law. This channel, Be Mad, commenced live broadcasting on April 21, 2016, within the legally-established period set forth in the license concession agreement tender document.

•      As per Article 3 of its Articles of Association, the Company was incorporated for an indefinite period.

•      The Company began listing on the Stock Exchange on June 24, 2004, and its shares are traded on the Madrid, Barcelona, Bilbao, and Valencia Stock Exchanges. The shares were included in the IBEX-35 index on January 3, 2005.

•      The Group’s main business activity is selling advertising on the TV channels it operates as a concessionaire, as well as similar, complementary, and related activities such as:

•      Audiovisual production

•      News agency

•      Advertising promotion

•      Online gaming

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

•      The Company is head of a Group of subsidiaries making up the Mediaset España Comunicación Group. Consequently, Mediaset España Comunicación, S.A. is required to prepare, in addition to its individual financial statements, consolidated financial statements for the Group. The consolidated Group companies are as follows:

Fully consolidated companies	País	2017	2016
Grupo Editorial Tele 5, S.A.U.	Spain	100%	100%
Telecinco Cinema, S.A.U.	Spain	100%	100%
Publiespaña, S.A.U.	Spain	100%	100%
Conecta 5 Telecinco, S.A.U.	Spain	100%	100%
Mediacinco Cartera, S.L.U.	Spain	100%	75%
Publimedia Gestión, S.A.U. (1)	Spain	100%	100%
Advertisement 4 Adventure, S.L.U. (previusly Sogecable Media, S.L.U.)	Spain	100%	100%
Sogecable Editorial, S.L.U.	Spain	100%	100%
Premiere Magaplex, S.A.U.	Spain	—	100%
Integración Transmedia, S.A.U. (1)	Spain	—	100%
Netsonic, S.L. (1)	Spain	100%	69,86%
Concursos Multiplataformas, S.A.U.	Spain	100%	—

Companies accaunted for using the equity method	País	2017	2016
PegasoTelevisión, Inc	USA	43,70%	43,70%
Producciones Mandarin, S.L.	Spain	30%	30%
La Fábrica de la Tele, S.L.	Spain	30%	30%
Furia de Titanes II, A.I.E. (3)	Spain	34%	34%
Megamedia Televisión, S.L. (2)	Spain	30%	30%
Supersport Televisión, S.L.	Spain	30%	30%
Emissions Digitals de Catalunya, S.A.	Spain	—	34,66%
Aunia Publicidad Interactiva, S.L. (1)	Spain	50%	50%
Alea Media, S.A.	Spain	40%	—
Melodía Producciones, S.L.	Spain	40%	—
Adtech Ventures, S.p.A. (1)	Italy	50%	—

(1)   The ownership interest in these companies is held through Publiespaña, S.A.U.

(2)   The ownership interest in this company is held through Conecta 5 Telecinco, S.A.U.

(3)   The ownership interest in this A.I.E. is held through Telecinco Cinema, S.A.U.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Changes in the consolidation scope during the year ended December 31, 2017

•      On January 11, 2017, the Group has set up the company Concursos Multiplataformas, S.A.U. of which it owns 100% of its capital.

•      On January 24, 2017, Integración Transmedia, S.A.U., changed its name to Alea Media, S.A. On the same date, the Group sold a 60% share in the company Alea Media, S.A.

•      On March 23, 2017, the Group sold 100% of its share in the company Premiere Megaplex, S.A.U.

•      On April 5, 2017, the Group acquired 40% of Melodía Producciones, S.L.

•      On July 11, 2017, the Group acquired 50% of Adtech Ventures, S.p.A.

•      On August 2, the Group sold 34.66% of its share in Emissions Digitals de Catalunya, S.A.

•      On October 23, 2017, the Group acquired from Mediaset Investment S.A.R.L 25% of the share it held in Mediacinco Cartera, S.L.U., now holding 100% of the said company.

•      On December 13, 2017, the Group aquiered 30.14% of Netsonic, S.L, now holding 100% of the company.

Changes in the consolidation scope during the year ended December 31, 2016

•      On March 4, 2016, the Group acquired 50% of Aunis Publicidad Interactiva, S.L

•      On October 25, 2016, the capital increase in Emissions Digitals de Catalunya, S.A. was filed with the Companies Register in Barcelona; the Group contributed 811 thousand euros. As this contribution was, in proportional terms, less than that of the remaining shareholders, the percentage of ownership changed from 40% to 34.66%.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

SUBSIDIARIES

Subsidiaries are defined as companies over which the parent has the capacity to exercise effective control (See Note 4.1).

1. Fully consolidated companies (wholly-owned by Mediaset España Comunicación S.A.)

Grupo Editorial Tele 5, S.A.U.

Grupo Editorial Tele 5, S.A.U. was incorporated in Madrid on July 10, 1991, and its registered office is at Carretera de Fuencarral a Alcobendas, no 4, Madrid.

Its corporate purpose is to carry on, inter alia, the following activities which are complementary to operating a television channel: the acquisition and exploitation of phonogram and audiovisual recording rights, artistic representation, the promotion of events and the publishing, production, distribution, and marketing of publications and graphic materials.

Telecinco Cinema S.A.U.

Digitel 5, S.A.U. was incorporated in Madrid on September 23, 1996. Its registered office is in Madrid, at Carretera de Fuencarral a Alcobendas, no 4.

In November 1999, the change of its corporate name from Digitel 5, S.A.U. to Estudios Picasso Fábrica de Ficción, S.A.U. was registered in the Companies Register.

In May 2007, the change of its corporate name to Producciones Cinematográficas Telecinco, S.A.U. was registered in the Companies Register.

In November 2007, the change of its corporate name to Telecinco Cinema, S.A.U. was registered in the Companies Register.

The company’s coroporate purpose includes mainly, although not exclusively, the provision of television broadcasting services through digital technology, research, development and commercialisation of new technologies related to telecommunications; any activity that might be required for television broadcasting, intermediation in the audiovisual rights market; organisation, production, and broadcasting of shows or events of any kind.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Publiespaña, S.A.U.

Publiespaña, S.A.U. was incorporated on November 3, 1988. Its registered office is at Carretera de Fuencarral a Alcobendas, no 4, Madrid.

The company’s corporate purpose includes the following activities:

a)    The performance and execution of advertising projects, and all manner of work relating to the commissioning, intermediation, and dissemination of advertising messages in all possible forms, by means of any manner of broadcasting or communication media.

b)    The performance of activities relating directly or indirectly to marketing, merchandising, telesales, and any other commercial activity.

c)     The organisation and production of cultural, sports, musical or any other event, and the acquisition and exploitation, by any means, of all manner of rights relating thereto.

d)    The provision of advisory analysis and management services, using any procedure relating to the aforementioned activities.

e)     These activities may be performed fully or partially indirectly by the company, through equity investments in other companies with a similar object.

Conecta 5 Telecinco, S.A.U.

Europortal, S.A. was incorporated on September 6, 1999. On October 14, 1999, the company changed its name to Europortal Jumpy, S.A.

Its registered office is at Carretera de Fuencarral a Alcobendas, no 4, Madrid. On November 5, 2007, its name was changed to Conecta 5 Telecinco, S.A.U.

Its corporate purpose is the exploitation of audiovisual content on the Internet.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Mediacinco Cartera, S.L. U.

Mediacinco Cartera, S.L. was incorporated on April 13, 2007. Its registered office is in Madrid, at Carretera de Fuencarral a Alcobendas, no 4.

Its corporate purpose is as follows:

a)    The investment through acquisition, subscription, assumption, disbursement, ownership, transfer, disposal, contribution, and charging of Marketable Securities, including shares and other equity investments in companies and joint property entities, company subscription rights, exchangeable and non-exchangeable debentures, commercial bonds, “rights” bonds, fixed-income, and equity securities, irrespective of whether or not they are on the official stock exchanges and government debt securities, including treasury bills and promissory notes, bills of exchange, and certificates of deposit, all in accordance with the applicable legislation.

b)    The provision of administrative, management and advisory services of an accounting, financial, tax, civil, corporate, employment, and administrative nature, to other companies in which it has direct or indirect ownership interests.

At December 31, 2017, the ownership maintained increased to 100% of the company capital (75% at December 31, 2016). This company currently has no activity.

Advertisement 4 Adventure, S.L.U.  (previously Sogecable Media, S.L.U.)

Sogecable Media, S.L.U was incorporated on October 10, 2005 to manage the sale of advertising through CUATRO’s audiovisual media, Prisa TV’s thematic channels on DIGITAL+ and REVISTA DIGITAL+. Its registered office is at Carretera de Fuencarral a Alcobendas, no 4.

On October 2, 2015 Sogecable Media, S.L.U. changed its name to Advertisement 4 Adventure, S.L.U.; it is currently engaged in acquiring, subscribing, holding, administering, and selling fixed-income and equity securities, in all types of civil and trading, industrial, commercial, national, or foreign companies.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Sogecable Editorial, S.A.U.

Sogecable Editorial, S.A.U.’s registered office is at Carretera de Fuencarral a Alcobendas, no 4.

The corporate purpose includes the following activities, which are complementary to operating a television channel:

a)    the acquisition and exploitation of sound and audiovisual recording rights,

b)    the representation of artists,

c)     the promotion of shows and the edition, production, distribution, and marketing of publications and graphic material.

Concursos Multiplataformas, S.A.U.

The Company Concursos Multiplataformas, S.A.U.’s registered office is at Carretera de Fuencarral a Alcobendas, no 4.

The corporate purpose includes activities related to gambling and betting, e.g. the organisation, sale and operation of games, bets, raffles, contests, et al in which amounts of money or other financial consideration is at stake and whose outcome is uncertain, allowing its transfer between the contestants, irrespective of players’ skills or just their luck, including advertising, promotion and sponsorship of such activities. These activities are governed by Law 13/2011, of May 27, on the regulation of gambling.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

2. Fully consolidated companies (wholly-owned by Publiespaña S.A.U.)

Publimedia Gestión, S.A.U.

Publimedia Gestión, S.A.U. was incorporated in Madrid on November 23, 1999. The Company’s registered office is Carretera de Fuencarral a Alcobendas, no 4. It does business all across Spain through its Madrid office.

The Company’s main activity is the sale of advertising or social communication projects.

This company currently has no activity.

Netsonic, S.L.

Netsonic, S.L. company’s registered office is Carretera de Fuencarral a Alcobendas, no 4.

Its corporate purpose is the creation of an online video advertising platform grouping latin American channels, including international media groups with Latam audiences as well as those specifically aimed at Latam viewers.

In 2017 Publiespaña, S.A.U. aquired the shares corresponding to minority shareholders reaching 100% of the shares (69.86% at December 31, 2016).

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

ASSOCIATES OF MEDIASET ESPAÑA COMUNICACIÓN, S.A.

Associates are companies over which the Company is in a position to exercise significant influence, which is presumed to exist when an investment of at least 20% is held, but not control or joint control.

1.              Direct ownership through Mediaset España Comunicación, S.A..

Company	2017	2016	Line of business

Pegaso Television, Inc. 1401 Brickell Avenue — Ste 500 Miami, Florida	43,71%	43,71%	Channeling of the investment in Caribevisión Network, a TV broadcaster on the east coast of the US and in Puerto Rico

Emissions Digitals de Catalunya, S.A. Avda Diagonal, 477 08021 Barcelona	—	34,66%

Promotion, production, operation, and management of all types of activities related to TV broadcasting, on its own behalf or on behalf of third parties, including the indirect management of the public services of digital terrestrial channels.

Producciones Mandarina, S.L. C/ María Tubau, 3 28050 Madrid	30%	30%	Creation, development, production and commercial explotation of audiovisual content.

La Fàbrica de la Tele, S.L. C/ Frómista, 5 28050 Madrid	30%	30%	Creation, development, production and commercial explotation of audiovisual content.

Supersport Televisión, S.L. C/ Federico Mompou, 5 Bis 28049 Madrid	30%	30%	Producción of news programs, especially those with are sports-related.

Alea Media, S.A. Ctra. Fuencarral a Alcobendas, 4 28049 Madrid	40%	—	Creation, development, production, acquisition and commercial exploitation, in any form admitted by Law, of literary, musical, graphic and audiovisual works, including audiovisual recordings.

Melodía Producciones, S.L. C/ Serrano Anguita,10 28004 Madrid	40%	—	Creation, development, production, acquisition and commercial exploitation of literary, musical, graphic and audiovisual works, including audiovisual recordings.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

2.      Indirect ownership through Telecinco Cinema, S.A.U.

Company	2017	2016	Line of business

Agrupación de Interés Económico Furia de Titanes II, A.I.E. C/ Teobaldo Power, 2-3ºD Santa Cruz de Tenerife	34%	34%

Propietary and third-party presentation of telecommunication services in all forms and formats, known or unknown, in accordance with legal regulations, and all types of participation in the creation, production, distribution and all other operation of audiovisual productions, be they fiction, animated, documentary in nature.

3.      Indirect ownership through Conecta 5 Telecinco, S.A.U.

Company	2017	2016	Line of business

Megamedia Televisión, S.L. C/ Federico Mompou, 5 bis 28049 Madrid	30%	30%	Creation, development, production and operation of audiovisual multimedia content.

4.     Indirect ownership through Publiespaña, S.A.U.

Company	2017	2016	Line of business

Aunia Publicidad Interactiva, S.L. C/Orense, 85 Madrid	50%	50%	Provision of all types of audiovisual communications services.
Adtech Ventures, S.p.A. Via Paleocapa, Pietro 3-Edif. Lexington Milàn	50%	—

Advertising, in Italy and abroad, of advertising in different media: press, internet, apps, Smart TV, radio, digital televisions and other digital media and their eventual technological evolutions.

Provision of services related to the planning of campaigns and events both in Italy and in other countries.

Management of campaigns in technological platforms of automated advertising sales.

Development or acquisition of technologies for the management and sale of new advertising formats.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

These companies are consolidated using the equity method, since the Group is not a majority shareholder and does not exercise control.

None of these companies are publicly listed.

In accordance with what is established in the Spanish Companies Act, the parent company has duly notified the investees and no commitments that could lead to contingent liabilities with respect to these companies exist.

2. Basis of presentation and comparability of the Consolidated Financial Statements

2.1. Fair presentation and conformity with International Financial Reporting Standards

The Group’s consolidated financial statements for 2017 were prepared:

•                       By the directors, at the Board of Directors Meeting held on February 27, 2018.

•                       In accordance with International Financial Reporting Standards (IFRS) as adopted by the European Union, in conformity with Regulation (EC) No 1606/2002 of the European Parliament and of the Council.

In addition, the Consolidated Financial Statements were prepared considering the following:

•                       Taking into consideration all the accounting principles and standards, as well as the mandatorily applicable valuation bases that have a significant impact on the Consolidated Financial Statements, as well as permitted alternatives in this regard and that they are specified in the accompanying notes hereto.

•                       Based on the acquisition cost, except for derivatives and available-for-sale financial assets, which have been measured at fair value.

•                       So that they show a true and fair view of the Group’s consolidated equity and consolidated financial position at December 31, 2017, as well as the results of its operations, changes in Consolidated Equity and Consolidated Cash Flows in the said year end.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

•                       Based on the accounting records kept by the Parent Company and by the other Group companies.

The company is the parent company of a Group and in accordance with International Financial Reporting Standards adopted by the European Union it is obligated to prepare a set of Consolidated Financial Statements as it is a listed group.

Since the accounting policies and valuation bases used in preparing the Group’s Consolidated Financial Statements for 2017 and 2016 (IFRS-EU) are not exactly the same as those used by the Group companies (local standards), the required adjustments and reclassifications were made on consolidation to unify the policies and methods used and to make them compliant with the International Financial Reporting Standards adopted by the European Union (IFRS-EU).

The Consolidated Financial Statements of the Group and the Financial Statements of the Group companies corresponding to 2017 have not yet been approved by their shareholders at the respective Shareholders Annual General Meetings; they are expected to be approved without modification.

The Consolidated Statement of Comprehensive Income is presented in two statements; one which presents income components (the Separate Consolidated Income Statement) and a second statement which presents comprehensive income components (Consolidated Statement of Comprehensive Income).

The Separate Consolidated Income Statement is presented based on the nature of expenses.

The Consolidated Cash Flow Statement is presented using the indirect method.

At the date these Consolidated Financial Statements were prepared, the Group had applied all the mandatory IFRS and interpretations adopted by the European Union (IFRS-EU) and in force for years beginning on or after January 1, 2017.

In accordance with company legislation, for comparative purposes, figures for both 2017 and 2016 are presented for each of the Consolidated Statement of Financial Position, Separate Consolidated Income Statement, Consolidated Statement of Comprehensive Income, Consolidated Statement of Changes in Equity and Consolidated Cash Flow Statement. The explanatory notes also include quantitative information for 2016, unless an accounting standard specifically states that this is not required.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

2.2. Changes in Accounting Policies

a) EU-approved standards and interpretations applicable for the first time in this period

The accounting policies used to prepare the accompanying Consolidated Financial Statements are the same as those used to prepare the Consolidated Financial Statements for the year ended December 31, 2016, as no new accounting principles, interpretation, or amendments applicable for the first time this year has had an effect on the Group.

b) Standards and interpretations published by the IASB, but not yet applicable in this period

For the standards which it is estimated may have a more significant impact (IFRS 15, IFRS 9 and IFRS 16), management assessed the potential impact of applying IFRS 9, 15 and 16 in the future and considers that their entry into force will not have a material effect. In this regard, the results of the assessment carried out are as follows:

IFRS 9 - Financial Instruments

From the annual reporting period beginning on 1 January 2018, IFRS 9 has superseded IAS 39 and will affect both financial assets and financial liabilities, in three main phases: (i) Classification and measurement; (ii) impairment methodology; and (iii) hedge accounting. The Group analysed the impacts that IFRS 9 would have on the consolidated financial statements for the year ended 31 December 2017.

There are very significant differences with respect to the current standard for the recognition and valuation of financial instruments, the most important being as follows:

Debt instruments held within a business model whose objective is to hold financial assets in order to collect contractual cash flows that are solely principal and interest payments are, in general, valued at amortised cost. When these debt instruments are held in a business model whose objective is achieved by both collecting contractual cash flows from principal and interest payments and selling financial assets, they are, in general, valued at fair value with changes in other comprehensive income. All other debt and equity instruments are valued at fair value with changes in profit or loss. However, an entity may make an irrevocable election to present in “Consolidated Statement of Comprehensive Income” subsequent changes in the fair value of particular investments in equity instruments and, in general, only the dividends from those investments will be recognised subsequently in profit or loss.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Changes in the contractual cash flows of a financial liability not leading to the derecognition of the financial liability must be recognised as a change in estimate of the contractual cash flows of the liability, maintaining the original effective interest rate and adjusting its carrying amount at the date of the change, and the related modification gain or loss is recognised in Separate Consolidated Income Statement.

In relation to impairment losses on financial assets, the new IFRS 9 requires the application of a model based on expected credit loss, as opposed to the model in the current IAS 39 which is based on incurred credit losses. Under this model, the entity will update the expected loss and the changes therein at each reporting date to reflect the changes in credit risk since initial recognition.

The new IFRS 9 has provided a greater degree of flexibility in terms of the types of transactions that qualify for hedge accounting, specifically, broadening the types of instruments that fulfil the criteria to be considered as hedging instruments and the types of risk components of non-financial items that qualify for hedge accounting. Also, the effectiveness test was revised, and was replaced with the “economic relationship” principle. Retrospective assessment of hedge effectiveness is no longer necessary.

The Group intends to apply IFRS 9 retrospectively, without restating the comparative information. By reference to an analysis of the Group’s financial assets and liabilities at 31 December 2017, performed based on the facts and circumstances that existed at that date, the Group’s management conducted an assessment of the effect of IFRS 9 on the consolidated financial statements, the most relevant conclusions of the possible effects on the Group obtained from the assessment conducted are as follows:

i) Classification and valuation of financial instruments

Loans granted and accounts receivable at amortised cost, the amounts of which are detailed in Note 13.2, are held within a business model whose objective is to collect the contractual cash flows that are solely principal and interest payments on the principle amount outstanding. Consequently, these financial assets will continue to be valued at amortised cost under IFRS 9.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

With regard to equity instruments currently classified as financial assets available for-sale (see Note 11) whose changes in fair value are recognised in equity but are reclassified to profit or loss when they are sold, will continue to be valued at fair value, although at the reporting date the Group has not yet decided whether it will recognise the changes in fair value through Separate Consolidated Income Statement, which could increase the volatility thereof, or whether it will make use of the irrevocable option to classify them in the new category, recognising the changes of value in equity, which would will not permit the subsequent reclassification of those amounts to the income statement.

In this regard, the related accumulated profits and losses registered as “Adjustments due to Changes of Value” amount to a net gain of EUR 272 million.

The Group does have financial liabilities that have been renegotiated. All the other financial assets and liabilities will continue to be measured on the same basis as that currently adopted in application of IAS 39.

ii) Impairment of financial assets

Financial assets valued at amortised cost and the amounts recievable from clients will be subject to the impairment requirements of the new IFRS 9. The new standard replaces the current IAS 39 “incurred credit loss” models with a single “expected credit loss” model. This new model requires the recognition, at the date of initial recognition of a financial asset, of the expected credit loss that results from a default event on a financial instrument that are possible within the 12 months after the reporting date or over the expected life of the financial instrument, depending on the changes in the credit risk of the financial assets since initial recognition or applying the simplified approach permitted by the standard for certain financial assets.

At 31 December 2017, the Group made provisions for its financial assets; however, it must increase the balance thereof subject to the new IFRS 9 model.

The Group expects to adopt the simplified approach for recognising the expected credit loss and is finalising the general expected loss model. In this context, the preliminary estimate, and a sensitivity analysis of the additional impairment losses required as a result of the application of the new “expected credit loss” model on the balances of financial assets at 1 January 2018 show that the additional impairment losses at that date (decrease in “Other Reserves” in the consolidated balance sheet) were estimated as an insignificant amount.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

iii) Hedge accounting

The Group doesn’t have hedge instruments at December 31, 2017 and 2016.

IFRS 15 - Revenue from Contracts with Customers

IFRS 15 is the new comprehensive standard on the recognition of revenue from clients which, in periods beginning on or after 1 January 2018, will substitute the following standards and interpretations currently in force: IAS 18, Revenue from ordinary activity; IAS 11, Construction Contracts; IFRIC 13, Customer Loyalty Programmes; IFRIC 15, Agreements for the Construction of Real Estate; IFRIC 18, Transfers of Assets from Customers; and SIC-31, Revenue-Barter Transactions Involving Advertising Services.

In accordance with the new requirements of IFRS 15, revenue must be recognised in such a way as to depict the transfer of goods or services to clients in an amount that reflects the consideration to which the entity expects to be entitled to exchange for those goods or services.

Specifically, the standard establishes a revenue recognition approach based on five steps:

•                  Step 1: Identify the contract(s) with a client.

•                  Step 2: Identify the performance obligations in the contract.

•                  Step 3: Determine the transaction price.

•                  Step 4: Allocate the transaction price to the performance obligations in the contract.

•                  Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation.

Pursuant to IFRS 15, revenue must be recognised insofar as they satisfy the obligations, i.e. when the “control” of the goods or services underlying the obligation in question is transferred to the client. IFRS 15 includes much more prescriptive guidelines for specific scenarios and requires extensive disclosures.

In relation to the aforementioned standard and the business of Grupo Mediaset España Comunicación, the application of the criteria provided for in IFRS 15 will not change the revenue recognition method significantly with respect to that which is currently applied.

Lastly, it should be noted that management did not apply IFRS 15 early in 2017 and, that, in relation to the transition methods, the Group intends to apply IFRS 15 retrospectively without restating the comparative information.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

IFRS 16 - Leases

IFRS 16 will come into force in 2019 and will substitute IAS 17 and the current associated interpretations. The main new feature of IFRS 16 is that it introduces a single lessee accounting model for all lessees, which will recognise all leases in the balance sheet (with certain limited exceptions) with an impact similar to that of the existing finance leases (depreciation of the right-of-use asset and a finance cost for the amortised cost of the liability will be recognised).

Management is assessing the total effect that application of IFRS 16 will have on the Group’s Consolidated Financial Statements. In the said assessment an analysis of the leases is being carried out taking into account the current facts and circumstances. Since these facts and circumstances may change in the period up to the date of initial application of IFRS 16, which is scheduled for 1 January 2019, and since the entity currently does not intend to apply the standard early, the assessment of its potential effect is subject to change. Also, no decision has yet been made as to the option that will be applied at the date of transition.

Amendments to IFRS 4 - Insurance Contracts

This amendment, issued in September 2016 and in force since January 1, 2018, provides entities within the scope of IFRS 4 with the option of applying IFRS 9 (“overlay approach”) or the temporary exemption therefrom. Based on the Management assessment, such amendments to IFRS 4 will not have a significant impact on the Consolidated Financial Statements of 2018.

Improvements to IFRSs - 2014-2016 cycle (Obligatory beginning on or after Jauary 1, 2018)

Minor amendments to a series of standards (various effective dates).

Improvements to IFRSs - 2015-2017 cycle (Obligatory beginning on or after Jauary 1, 2019)

Minor amendments to a series of standards.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

c) Standards that have not yet been approved for use in the European Union

Amendments to IFRS 2 - Classification and valuation of share-based payment transactions (obligatory beginning on or after Jauary 1, 2018)

Limited amendments that clarify specific issues such as the effects of vesting conditions on cash settled share-based payments, the classification of share-based payment transactions with a net settlement feature and certain issues relating to modifications of the type of share-based payment arrangement.

Amendments to IAS 40 - Reclassification of investment property (obligatory beginning on or after Jauary 1, 2018)

The amendments clarify that transfers to, or from, investment property will only be possible when there is evidence of a change in use.

IFRIC 22 - Foreign currency transactions and advance consideration (obligatory beginning on or after Jauary 1, 2018)

This interpretation establishes “the date of the transaction” for the purpose of determining the exchange rate to use in transactions with advance consideration in a foreign currency.

IFRIC 23 - Uncertainty over company tax treatments (obligatory beginning on or after Jauary 1, 2019)

This interpretation clarifies how to apply the recognition and valuation requirements in IAS 12 when there is uncertainty over whether the relevant taxation authority will accept a tax treatment used by an entity.

Amendments to IFRS 9 - Prepayment features with negative compensation (obligatory beginning on or after Jauary 1, 2019)

Allows for valuation at amortised cost for some financial instruments with prepay features, permitting the payment of a lesser amount than unpaid capital and interest amounts.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Amendments to IAS 28 Long-term interests in associates and joint ventures (obligatory beginning on or after Jauary 1, 2019)

Clarifies that IFRS 9 must be applied to long-term interest for an associate or joint venture if the equity method is not used.

Amendment to IAS 19 Plan amendment, reduction or settlement (obligatory beginning on or after Jauary 1, 2019)

In accordance with the proposed amendments, when a change is produced in a defined benefit plan (through amendment, reduction or settlement), the entity will use updated assumptions to determine the cost of the services for the period following the modification of the plan.

IFRS 17, Insurance Contracts (Obligatory beginning on or after Jauary 1, 2021)

Replaces IFRS 4. It establishes principles for the recognition, valuation, presentation and disclosure of insurance contracts issued to ensure that entities provide relevant and reliable information that gives users of the information a basis on which to assess the effect that insurance contracts have on the financial statements.

Amendments to IFRS 10 and IAS 28 - Sale or contribution of assets between an investor and its associate or joint venture (no set application date)

Clarification in relation to the gain or loss resulting from such transactions involving a business or assets.

2.3. Responsibility for Information and Estimates Made

The information in these consolidated financial statements is the responsibility of the Company’s directors.

In preparing the Group’s Consolidated Financial Statements for 2017, certain estimates and assumptions were made on the basis of the best information available at December 31, 2017 on the events analysed. However, events that take place in the future might make it necessary to change these estimates (upwards or downwards) in coming years. Changes in accounting estimates would be applied prospectively, in accordance with the requirements of IAS 8, recognising the effects of the change in estimates in the related Consolidated Separate Income Statement.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Estimates and assumptions are reviewed on an ongoing basis. The impact of changes in accounting estimates is recognised in the period in which the estimates are changed if they affect only that period or in the period of the changes and future periods if they affect both current and future periods. The main hypothesis and assumptions regarding future events and other uncertain sources of estimates at the date of preparation of the financial statements that may cause corrections to assets and liabilities are as follows.

Impairment of non-financial assets

The Group assesses whether there are any indications of impairment for all non-financial assets at each reporting date. Goodwill and other indefinite life intangible assets are annually analysed for impairment and at any time when such indications exist. Other non-financial assets are analysed for impairment when there are indications that the carrying amounts may not be recoverable.

If there is objective evidence that an impairment loss occurs, the amount of the impairment loss is valued as the difference between the carrying amount of the assets and the recoverable amount, which is calculated as the higher value between the market value and the present value of estimated future cash-flow, discounting a proper discount rate to obtain the current value of these cash-flows.

Impairment of financial assets

The Group evaluates, at each statement of financial position date, whether a financial asset or group of financial assets are impaired including companies accounted for using the equity method (see note 10).

If there is objective evidence that an impairment loss on assets carried at amortised cost has been incurred, the amount of the loss is valued as the difference between the assets’ carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate.

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortisation) and its current fair value, less any impairment loss previously recognised in the Consolidated Separate Income Statement.

Useful life of property, plant, and equipment, and intangible assets

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The Group periodically revises the useful lives of its property, plant, and equipment, and its intangible assets, prospectively adjusting the provisions for depreciation when the estimates change.

Recoverability of deferred tax assets

If the Group or any of the Group companies present tax credits relating to deferred tax assets, the corresponding estimates of tax loss carryforwards expected in future years are revised at year end to assess their recoverability depending on their maturity and, if applicable, recognise the related impairment loss where recoverability is not assured.

Provisions for taxes and other risks

The Company recognises provisions for risks in accordance with the accounting policy set forth in Note 4.19 of these Consolidated Annaual Accounts. The Group has made judgements and estimates regarding the probability of the occurrence of said risks, as well as the amount thereof, and has recognised a provision when the risk has been considered likely, estimating the cost that such an occurrence would represent for it.

Share based payments

The Group measures the cost of share-based transactions with employees by reference to the fair value of the equity instruments at the date on which the corresponding plans are granted. Estimating fair value for share-based payments requires using the most appropriate valuation model for instruments, which is dependent on the terms and conditions of the plans granted. This also requires determining the data to be included in the valuation model including the expected life of the plan, share volatility and dividend yield, the risk-free interest rate for the life of the option and making assumptions about them.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

3. Proposed distribution of profit of the Parent Company

The distribution of 2017 profit proposed by the directors which is pending the approval of the shareholders in the General Meeting is the following (expressed in thousand of euros):

Profit fot the year	164,666
Total	164,666

Aplicación

Ordinario Dividend	164,666
Reserves (extraordinary dividend)	32,830
Total	197,496

Limitations on the distribution of dividends

The Parent must earmark an amount equal to 10% of the profit for the year for the legal reserve, until such reserve represents at least equal to 20% of share capital. The reserve cannot be distributed to shareholders unless it exceeds 20% of share capital. At the date of preparation of these financial statements, the legal reserve was entirely set aside.

Once the requirements set by law or the company’s Articles of Association have been met, dividends may be distributed against profit for the year or freely distributable reserves if the value of equity is not lower than or would not fall below share capital as a result of the distribution. Accordingly, profit recognised directly in equity cannot be directly or indirectly distributed. Where losses exist from previous years which reduce the Parent Company’s equity to below the amount of share capital, profit must be allocated to offset these losses.

At its meeting on February 27, 2018, the Board of Directors resolved to submit for approval by Shareholders in the Ordinary General Meeting a proposal to distribute an extraordinary dividend amounting to 32,830 thousand euros with a charge to the Company’s freely distributable reserves which are included under “Other reserves” on the balance sheet

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4. Valuation standards

The principal accounting standards used in preparing the Group’s Consolidated Financial Statements were as follows:

4.1 Basis of consolidation

The Consolidated Financial Statements comprise the Financial Statements of the Group and its subsidiaries at December 31, 2017. Control is obtained when the Group is exposed, or has the rights attached to variable returns arising from its involvement in a subsidiary and is able to influence them as a result of the exercise of power over the subsidiary. Specifically, the Group has control of a subsidiary if, and only if it has:

Power over the subsidiary (existing rights allowing it to manage relevant subsidiary activities).

Exposure, or rights, to variable returns from its involvement with the subsiduary.

The ability to use its power over the subsiduary to influence the amount of the company’s return.

Generally, it is presumed that the majority of voting rights grants control. To support the presumption, when the Group does not have the majority of the voting or other similar rights over the subsidiary, the Group considers all relevant facts and circumstances to evaluate whether it has control, which include:

Contractual agreements with other owners with regard to the subsidiary’s voting rights.

Rights arising from other contractual agreements.

The Group’s potential voting rights.

The Group reevaluates whether or not it has control over a subsidiary if facts and circumstances indicate that there are changes in one or more of the items determining control. Consolidation of a subsidiary commences the moment a Group obtains control over it and ends when the Group loses control. The assets, liabilities, income, and expenses of a subsidiary which has been acquired or sold during the year are recognised on the Consolidated Financial Statements commencing the date the Group acquires control, or until it loses it.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Profits or losses and each of the items included in the components of comprehensive income are attributed to the owners of shares from the Parent Company of the Group, and external partners, even when this implies that the non-controlling shareholders have amounts receivable as a result. When considered necessary, adjustments are made to the subsidiaries’ Financial Statements so that their accounting criteria coincide with those which are applicable to the Group. All of the assets, liabilities, equity, income, expenses, and cash flow arising from transactions between Group companies are totally eliminated during the consolidation process.

A change in the percentage of ownership held in a subsidiary, without loss of control, is recognised as an equity transaction.

When the Group loses control of a subsidiary, it derecognises the related assets (including goodwill), liabilities, non-dominant equity interests, and other equity components, recognising any profit or loss in the results for the year. Any investments in a former subsidiary are recognised at fair value.

All items of property, plant, and equipment, and intangible assets are linked to production and the generation of revenue from business activities.

4.2 Converting financial statements of foreign companies

The consolidated Financial Statements are presented in euros, which is the Group’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the financial statements of each entity are registered using that functional currency. The statement of financial position and income statement headings of consolidated foreign companies are converted into euros at the year-end exchange rate, which means:

• All assets, rights and liabilities are converted into euros at the exchange rate ruling at the close of the foreign companies’ accounts.

• Consolidated Separate Income Statement headings are converted at the average exchange rate.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The difference between the equity of foreign companies converted at historical exchange rate, including the balance of the Consolidated Separate Income Statement, converted at average exchange rates and the equity obtained converting the assets, rights and liabilities by applying the criteria set forth above are shown with the corresponding plus or minus sign under equity in the Consolidated Statement of Financial Position.

4.3 Related parties

The corresponding heading in the consolidated statement of financial position includes the balances with significant shareholders and associates. The other balances arising from related-party transactions with directors and key management personnel are classified under the appropriate Consolidated Statement of Financial Position headings.

4.4 Classification of current/non-current financial assets and liabilities

In the accompanying Consolidated Statement of Financial Position, assets and liabilities maturing within no more than 12 months are classified as current items and those maturing within more than 12 months are classified as non-current items.

Audiovisual rights are classified in full as non-current assets. Note 8 details the rights that the Group expects to amortise within a period of less than 12 months.

4.5 Property, plant, and equipment

Property, plant, and equipment are recognised using the cost model, which includes the assets acquisition cost and the additional expenses incurred until they have become operational. Property, plant, and equipment are valued at the lesser of acquisition cost and recoverable amount.

Repairs that do not lead to a lengthening of the useful life of the assets and maintenance expenses are charged directly to the Consolidated Separate Income Statement.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The depreciation of property, plant, and equipment is calculated systematically, using the straight-line method, based on the assets useful life, based on the actual decline in value caused by their use and by wear and tear.

The depreciation rates used to calculate the decline in value of the various items of property, plant, and equipment are as follows:

Rate
Buildings	3%
TV equipment	20%
Fixtures	10%
Tools	20%
Furniture	10%
Computer hardware	25%
Transportation equipment	14-15%
Other items of property, plant, and equipment	20%

4.6 Intangible assets

Intangible assets acquired separately are recorded at cost. The cost of intangible assets in a business combination is fair value at the acquisition date. Following initial recognition, intangible assets are carried at cost less any accumulated amortisation and any accumulated impairment losses. Intangible assets are recognised as such only when the Group can demonstrate how the asset will generate future economic benefits and the ability to reliably value is cost.

Development costs

Development costs exclusively related to computer software projects that have reached the development stage. These expenses are measured at cost and are allocated to specific projects until the projects have been completed, provided there is a reasonable assurance that they can be financed through to completion and there are sound reasons to foresee their technical success.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Concessions, trademarks and trade names

These relate mainly to licenses to use industrial property rights and television channel concessions.

The “Cuatro” trademark and the “Cuatro” multiplex operators’ license were identified in the Sogecuatro Group purchase price allocation. The “Cuatro” trademark has an estimated useful life of 20 years.

The license is considered to be an intangible asset with an indefinite useful life. Intangible assets with indefinite useful lives are not amortised but are assessed for impairment at least annually or when there are indications of impairment.

Computer software

This includes the amounts paid for title to or the right to use computer programs. Computer software maintenance costs are recognised with a charge to the income statement for the year in which they are incurred.

Computer software is amortised over three years from the date on which it starts to be used.

4.7. Audiovisual property rights

4.7.1 External production rights

These consist primarily of rights acquired for a period that exceeds one business year. These rights are measured at cost and relate to the individual value of each right. If they are acquired in closed packages, with no breakdown of the individual value of each product, individual values are calculated based on a weighting factor equivalent to the acquisition cost of products of a similar type and category that would have been incurred had the acquisition been made on an individual basis.

The cost of audiovisual rights acquired in a business combination is fair value at the acquisition date.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The right is recognised at the moment the material becomes available for broadcasting pursuant to the contract or, if earlier, the date on which the right commences. In the case of several rights associated with a single contract that are accepted during the same year but on different dates, the Group recognises the inclusion of the rights under the contract on the earliest of the dates on which the first right is accepted for broadcasting and the date the rights commence.

These rights are recognised in the Consolidated Separate Income Statement under “Amortisation of audiovisual property rights,” based on the number of screenings, as follows:

1.              Films and TV movies (non-series)

1.1.              Contractual rights for two screenings:

First screening: 50% of acquisition cost.

Second screening: 50% of acquisition cost.

1.2.              Contractual rights for three or more screenings:

First screening: 50% of acquisition cost.

Second screening: 30% of acquisition cost.

Third screening: 20% of acquisition cost.

2.              Other products (series)

Contractual rights for two or more screenings:

First screening: 50% of acquisition cost.

Second screening: 50% of acquisition cost.

When a screening is sold to a third party, the value of the screening, calculated on the basis of the aforementioned percentages, is amortised on the basis of the territorial television signal distribution capacity of the television station buying the screenings, and a cost of sales is recognised based on the revenue generated in the region where the screening has been sold, with adjustments made to the unsold value of the screening in question.

These rights are subject to valuation adjustments, where necessary, as detailed in Note 4.11.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.7.2 In-house series production rights

This includes productions owned by the Group in which it may proceed with broadcasting or subsequent sale. Their value includes both the costs incurred directly by the Group and the amounts billed by third parties.

The cost of audiovisual rights acquired in a business combination is fair value at the date of acquisition.

The residual value, estimated at 2% of the total cost, is amortised on a straight-line basis over three years from the time the productions become available; unless these rights are sold to third parties during the amortisation period, in which case the residual value is allocated to the revenue generated by the sale.

These rights are recognised in the separate income statement under “Amortisation of audiovisual property rights” based on the number of shows broadcast in accordance with the following:

• Series of less than 60 minutes and/or broadcast daily.
First screening: 100% of the amortisable value.

• Series of more than 60 minutes and/or broadcasted weekly.
First screening: 90% of the amortisable value.
Second screening: 10 % of the amortisable value, with the exception of promotional broadcasts.

These rights are subject to valuation adjustments, where necessary, as detailed in Note 4.11.

4.7.3 Distribution rights

These include the rights acquired by the Group for their exploitation in all windows in Spain.

The cost of the right is that stipulated in the contract. Amortisation of distribution rights is recognised based on the expected consumption pattern in each window in which the right is exploited, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified to “External production rights.”

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

In the free-to-air window, the amortisation of the rights is recognised in the Consolidated Separate Income Statement under amortisation of audiovisual property rights in the same way as audiovisual property rights, as detailed in the related note to these consolidated financial statements.

4.7.4 Co-production rights

These include the co-production rights acquired by the Group for exploitation in all windows.

The cost of the right is that stipulated in the contract. Amortisation of co-production rights is recognised based on the expected consumption pattern in each window in which the right is exploited, as well as the estimated audiences for each window.

When the free-to-air broadcasting or right commences, it is reclassified to “In-house production rights.”

In the free-to-air window, the amortisation of the rights is recognised in the separate income statement under “Amortisation of audiovisual property rights” in the same way as in the case of audiovisual property rights, as detailed in the related note to these Consolidated Separate Financial Statements.

4.7.5 Master copies and dubbing

Master copies refer to the media supporting the audio-visual rights and to the cost of dubbing original versions.

These are valued at cost and amortised in the same proportion as the audio-visual rights with which they are associated.

4.7.6 Retransmission rights

The costs for the rights to broadcast sport are recognised under “Procurements” on the income statement at the cost stipulated in the contract. The costs are recognised when each event is broadcast. Advance payments are recognised in the balance sheet under “Current assets — Other current assets.”

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.8. Business combinations and goodwill

Business combinations are accounted for using the acquisition method. The cost of the business combination is the sum of the consideration transferred, valued at fair value at the date of acquisition, and the amount of non-controlling interest in the acquired party, if any. For each business combination, the acquirer values the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. The acquirer shall account for acquisition-related costs as expenses in the Consolidated Separate Income Statement.

When the Group acquires a business, it assesses the identifiable assets acquired and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic conditions, its operating or accounting policies, and other pertinent conditions at the acquisition date.

If the business combination is achieved in stages, the Group revalues its previously held equity interest in the acquiree at its acquisition-date’s fair value and recognises the resulting gain or loss, if any, in the Consolidated Separate Income Statement.

Any contingent consideration the Group transfers is recognised at fair value at the acquisition date. Subsequent changes in the fair value of contingent consideration classified as an asset or liability will be recognised in accordance with IAS 39, with any resulting gain or loss recognised either in the Consolidated Separate Income Statement or in other comprehensive income. If the contingent consideration is classified as equity, it should not be revalued and its subsequent settlement is accounted for within Net Equity.

Goodwill is initially measured at cost. Goodwill is the excess of the aggregate of the consideration transferred and the amount recognised for non-controlling interest over the net identifiable assets acquired and liabilities assumed. If this consideration is lower than the fair value of the net assets of the subsidiary acquired, the Group conducts a news assessment to ensure that all the acquired assets and assumed obligations have been correctly identified and revises the applied procedures to perform the valuation of the amounts recognised at the acquisition date. If an excess in the fair value of net assets acquired over the aggregate amount of the transferred consideration, the difference is recognised as profit on the Consolidated Separate Income Statement.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is annually reviewed for impairment or more frequently if events or changes in circumstances indicate that the carrying amount may be impaired.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units or groups of cash-generating units expected to benefit from the combination’s synergies, irrespective of whether other Group assets or liabilities are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit or groups of cash-generating units to which the goodwill relates. If the recoverable amount of the cash-generating unit or group of cash-generating units is less than the carrying amount, the Group recognises an impairment loss.

Goodwill impairment losses cannot be reversed in future periods.

When an entity sells or otherwise disposes of an operation within a cash-generating unit to which goodwill has been allocated, the goodwill associated with the operation will be included in the carrying amount of the operation when determining the gain or loss on disposal and valued based on the relative values of the operation disposed of or sold and the portion of the cash-generating unit retained.

4.9 Financial fixed assets in companies using the equity method

The equity method is applied to companies in which the Group exerts significant, direct, or indirect influence through the ownership of 20% or more of the voting rights in the investee.

Investments in an investee are initially recognised at cost, which will be increased or reduced based on the Group’s share of the investee’s equity, subsequent to the date of acquisition.

The value of these investments in the Consolidated Statement of Financial Position includes, where applicable, the goodwill arising on the acquisition thereof.

The results of the investee are recognised in profit or loss in proportion to the Group’s percentage of ownership. Where there has been a change recognised directly in the equity of the associate, the Group recognises its share of any change and discloses this, when applicable, in the Consolidated Statements of Comprehensive Income.

The dividends received from investees reduce the carrying amount of the investment.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Following the application of the equity method and recognition of the associates value, if there is any indication that the investment might have become impaired, pursuant to IAS 39 the relevant analysis and impairment tests are carried out in order to recognise the impact of the impairment loss on the investment in the year in which it is detected.

If the Group’s share of the associate’s losses equals or exceeds its investment, it discontinues recognising its share of further losses. The interest in an associate is the carrying amount of the investment in the associate under the equity method together with any item that, in substance, forms part of the investor’s net investment in the associate. Losses recognised under the equity method in excess of the Group’s investment in ordinary shares are applied to the other components of the interest in the associate in the reverse order of their seniority (i.e. priority in liquidation).

If it ceases to have a significant influence in the associated entity, the Group values and recognises any retaining investment at its fair value. Any difference between the carrying amount of the associate upon ceasing to have a significant influence and the fair value of the retained investment, is recognised in the Consolidated Separate Income Statement.

In addition, amounts recognised in “recyclable reserves in associates” are reclassified to the Consolidated Separate Income Statement, with the investment in that company recognised under “non-current financial assets” in the Consolidated Statement of Financial Position.

4.10 Financial assets

Financial assets are initially recognised at fair value including, in the case where investments are not recognised at fair value with changes in results, directly attributable general transactions costs.

The Group determines the classification of its financial assets on initial recognition and re-evaluates this designation at each financial year end.

The financial assets held by the Group companies are classified as:

• Loans and receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial recognition such financial assets are carried at amortised cost using the effective interest rate method. Loans and receivables in the Consolidated Statement of Financial Position maturing in 12 months or less from the consolidated statement of financial

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

position date are classified as current and those maturing in over 12 months as non-current.

• Financial assets available-for-sale: Equity investments classified as available-for-sale are those that are neither classified as held for trading nor designated at fair value through profit or loss. Such financial assets are valued at fair value with changes in other comprehensive income (equity) unless such fair value can not be reliably determined, in which case they are valued at cost.

• Financial assets at fair value through profit and loss: financial assets classified as held for trading are included in the category financial assets at fair value through profit and loss. Financial assets are classified as held for trading when they are acquired for the purpose of selling in the near future. Derivatives are also classified as held for trading unless they are effective hedging instruments and identified as such. Gains or losses on financial assets held for trading are recognised in profit or loss.

• The fair value of a financial instrument on a given date is taken to be the amount for which it could be bought or sold on that date by two knowledgeable, willing parties in an arm’s length transaction acting prudently. The most objective and common reference for the fair value of a financial instrument is the price that would be paid for it on an organised, transparent and deep market (“quoted price” or “market price”). If this market price cannot be determined objectively and reliably for a given financial instrument, its fair value is estimated based on the price established in recent transactions involving similar instruments or of the discounted present value of all the future cash flows (collections or payments), applying a market interest rate for similar financial instruments (same term, currency, interest rate, and same equivalent risk rating).

4.11 Impairment of non-current assets’ value

4.11.1 Non-financial assets

The Group periodically assesses, at least at each reporting date, whether there is any indication that an asset or the cash-generating units may be impaired. If any such indication exists, or when annual impairment testing is required, the Group estimates the asset’s or cash-generating unit’s recoverable amount. An asset’s or cash-generating unit’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or cash-generating unit. In determining fair value less costs to sell, an appropriate valuation model is used.

For assets that do not generate cash inflows that are largely independent of those from other assets or groups of assets, the recoverable amount is determined for the cash-generating units to which the asset belongs.

Where the carrying amount of an asset or cash-generating unit exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. Impairment losses are recognised in the Consolidated Separate Income Statement.

At each reporting date the group assesses if there are indications that a previously recognised impairment loss is reversed or reduced. If this is the case, the Group estimates the asset’s recoverable amount. Except for Goodwill, an impairment loss previously recognised can be reverted if there has been a change in the circumstances that caused it. Such reversal is recognised in the consolidated separate income statement. The increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognised for the asset.

Goodwill and intangible assets

Goodwill and intangible assets with indefinite lives are tested for impairment by determining the recoverable amount of the Cash-Generating Unit (or groups of Cash-Generating Units) to which the goodwill relates. If the recoverable amount of the cash- generating unit is less than the carrying amount, an impairment loss is recognised. At December 31, 2017, the recoverable amount of the cash-generating units exceeded the carrying amount.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.11.2 Financial assets

The Group evaluates at each year end whether the financial assets or groups of financial assets are impaired. The following criteria are applied for the calculation of impairment of specific assets:

• Assets carried at amortised cost

If there is objective evidence that an impairment loss on loans and receivables carried at amortised cost has been incurred, the amount of the loss is valued as the difference between the assets’ carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account. The amount of the loss shall be recognised in the income statement.

If, in a subsequent period, the amount of the impairment loss decreases, and the decrease can be related objectively to an event occurring after the impairment was recognised, the previously recognised impairment loss is reversed. Any subsequent reversal of an impairment loss is recognised in the Consolidated Separate Income Statement.

In relation to debtors and other trade receivables, a provision for impairment is made when there is objective evidence that the Group will not be able to collect all of the amounts due under the original terms of the invoice. Impaired debts are derecognised as soon as they are identified.

• Financial assets available-for-sale

If an available-for-sale asset is impaired, an amount comprising the difference between its cost (net of any principal payment and amortisation) and its current fair value, less any impairment loss previously recognised in the Consolidated Separate Income Statement, is transferred from Equity to the Consolidated Separate Income Statement. Reversals related to equity instruments classified as available for sale, are not recognised on the Consolidated Separate Income Statement. Reversals of impairment losses on debt instruments are reversed through profit or loss; if the increase in fair value of the instrument can be objectively related to an event occurring after the impairment loss was recognised in the separate income statement.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.12 Inventories

The cost of producing in-house productions is determined taking into account all the costs allocable to the product incurred by the Group. The cost of inventories acquired in a business combination is measured at fair value at the date of the acquisition. Advances paid for programs are also included.

They charged to the Consolidated Separate Income Statement when they are broadcast.

4.13 Cash and cash equivalents

Cash and cash equivalents comprise cash, current accounts and short-term deposits maturing at three months or less.

4.14 Grants

The amounts received from official bodies are recognised when they are received, accepting the inherent conditions therein.

The difference between the nominal value of the amount received and the fair value of the same is treated as a reduction of the financed asset, charged to results according to financial criteria.

4.15 Treasury shares

Reacquired own equity instruments (treasury shares) are recognised at cost and deducted from equity. No gain or loss is recognised in the separate income statement on the purchase, sale, issue or cancellation of the Parent Comapny’s own equity instruments. Voting rights related to treasury shares are nullified for the Group and no dividends are allocated to them.

4.16 Financial liabilities

Financial liabilities are initially measured at fair value less the attributable transaction costs. Following initial recognition, financial liabilities are valued at amortised cost, with any differences between cost and redemption value recognised in the Consolidated Separate Income Statement over the period of the borrowings, using the effective interest rate method.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Liabilities maturing in less than 12 months from the Consolidated Statement of Financial Position date are classified as current, while those with longer maturity periods are classified as non-current.

4.17 Derivative financial instruments

The Group uses financial derivatives to manage its exposure to variations in exchange rates.

Cash flow hedges hedge the exposure to variations in cash flows attributable to a particular risk associated with a recognised asset or liability or a highly probable forecast transaction, and could affect the Consolidated Separate Income Statement. The effective portion of the gain or loss on the hedging instrument is recognised directly in equity, while the ineffective portion is recognised in the Consolidated Separate Income Statement.

Amounts regisered in Equity are transferred to the Consolidated Separate Income Statement when the hedged transaction affects profit or loss such as when hedged financial income or expense is recognised or when a forecast sale or purchase occurs.

Where the hedged item is the cost of a financial asset or liability, the amounts registered in Equity are transferred to the initial carrying amount of the financial asset or liability.

If the forecast transaction is no longer expected to occur, the amounts previously recognised in equity are transferred to the Consolidated Separate Income Statement. If a hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, amounts previously recognised in Net Equity remain in Net Equity until the forecast transaction occurs. If the related transaction is not expected to occur, the amount is taken to the Consolidated Separate Income Statement.

The Group’s financial derivatives at December 31, 2017 and 2016 were classified as trading instruments, registering the effect of valuation differences in the Consolidated Separate Income Statement.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.18 Derecognition of financial assets and liabilities

4.18.1 Financial assets

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognised when:

• The rights to receive cash flows from the assets have expired.

• The Group retains the right to receive the cash flows from the asset but has assumed the obligation to pay the received cash flows in full without delay to a third party under a transfer arrangement.

• The Group has transferred its rights to receive cash flows from the asset and either (a) the Group has transferred substantially all the risks and benefits of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and benefits of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset, and has neither transferred nor retained substantially all the risks and benefits of the asset nor transferred control of the asset, the Group continues to recognise the asset to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

4.18.2 Financial liabilities

A financial liability is derecognised when the obligation under the liability is discharged, canceled or expires.

When an existing financial liability is replaced by another one from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognised in the Consolidated Separate Income Statement.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.19 Provisions for Risks and Charges

Provisions are recognised in the Consolidated Statement of Financial Position where the Group has a present obligation (either legal or tacit) as a result of a past event and it is probable that an outflow of resources that incorporate economic benefits will be required to settle the obligation. Amounts recognised as provisions are the best estimate of the amounts required to offset the current value of those obligations at the Consolidated Statement of Financial Position date.

Provisions are reviewed at each year end and adjusted to reflect the current best estimate of the liability.

If the effect of the temporary value of money is significant, provisions are determined by discounting expected future cash outflows based on market interest rates. When discounting is used, the increase in the provision due to the passage of time is recognised as an interest expense.

4.20 Company Tax

The parent, Mediaset Españna Comunicación, S.A., files consolidated Company Tax returns with the following subsidiaries:

• Grupo Editorial Tele 5, S.A.U.

• Telecinco Cinema, S.A.U.

• Publiespaña, S.A.U.

• Publimedia Gestión, S.A.U.

• Mediacinco Cartera, S.L.U.

• Conecta 5 Telecinco, S.A.U.

• Sogecable Editorial, S.A.U.

• Advertisement 4 Adventure, S.L.U. (previously Sogecable Media, S.L.U.)

• Concursos Multiplataformas, S.A.U.

In 2017 the following changes occurred in the consolidated tax group.

“Integración Transmedia, S.A.U.” and “Premiere Megaplex, S.A.U.” are no longer in the consolidated tax group.

The constitution of Concursos Multiplataforma S.A.U. (company wholly-owned by

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Mediaset España Comunicación S.A) was registered in the consolidated tax group.

The company tax expense for the year is recognised in the Consolidated Separate Income Statement, except in cases in which it relates to items that are recognised directly in the Consolidated Statement of other Comprehensive Income or Consolidated Statement of Changes in Net Equity, in which case the related tax is also recognised in Net Equity.

Deferred tax assets and liabilities are recognised based on the temporary differences between the carrying and tax amounts of the assets or liabilities applying the tax rates in force at the time the assets and liabilities are made according to the rates and laws in force at the date of the Consolidated Income Satement. Deferred tax assets and liabilities arising from changes in the Consolidated Statement of Comprehensive Income are charged or credited directly to the Consolidated Statement of Comprehensive Income. Deferred tax assets and tax loss and tax credit carryforwards are only recognised when the probability of their future realisation is reasonably assured and subsequently adjusted if it is not considered probable that taxable profits will be obtained in the future.

Current tax assets and liabilities are valued at the amount expected to be recovered from or paid to the Tax Authorities taking the tax rates in force at the Consolidated Statement of Financial Position date and including any tax adjustments from previous years.

The Group recognises deferred tax liabilities for all taxable temporary differences, except:

• When the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

• In respect of taxable temporary differences associated with investments in subsidiaries and associates, where the timing of the reversal of the temporary differences can be controlled by the Parent Company and it is probable that the temporary difference will not reverse in the foreseeable future.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The Group recognises deferred tax assets for all deductible temporary differences, carryforward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary difference, and the carryforward of unused tax credits or losses can be used, except:

•           Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

•           In respect of deductible temporary differences associated with investments in subsidiaries and associates, deferred tax assets are recognised only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary difference can be used.

The carrying amount of deferred tax assets is reviewed at the date of each Statement of Financial Position and reduced insofar ads it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be used. The Group also reviews unrecognised deferred tax assets at the date of each Statement of Financial Position and recognises them insofar as it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to offset current company tax assets against current company tax liabilities and the deferred company taxes relate to the same taxable entity and the same taxation authority.

4.21 Revenue and Expense recognition

Revenue and expenses are recognised net of the related taxes that correspond to these transactions, except in the case of non-deductible expenses, which would be added to the latter.

Its recognition is based on the actual flow of goods and services that they represent and irrespective of when the monetary or financial flow derived from them takes place.

Revenues from the sale of services are reliably valued, taking into account the degree of completion of the service. The Group’s main source of revenue is from advertising. This revenue is recognised in the period in which it is earned; i.e. when the related

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

advertisement is broadcast.

Expenses, including discounts and volume rebates, are recognised in the Consolidated Separate Income Statement in the period in which they are incurred.

4.22 Equity-settled transactions

The Company maintains share option plans related to the compensation system for Executive Directors and Board Members, which are settled when they are exercised by delivering Company shares. The employee benefits expense is determined based on the fair value of the share options to be awarded on the date the option is granted. This expense is recognised over the stipulated three-year period during which the services are rendered. The fair value of share options established at the date the award was granted is not modified.

At the date of preparation of these financial statements, the Company does not have any share-based plan commitments.

The options’ fair value is valued based on an internal valuation, using option valuation models — specifically, the binomial method — and taking into account the price of the option during the year, the life of the option, the price of the underlying shares, the expected volatility of the share price, estimated dividend payments and the risk-free interest rate for the life of the option.

During the year, the medium-term loyalty and incentive system was approved, which is referenced to the Company’s applicable listed value as of 2016, and designed for the Group’s directors and top management. The Plan’s main objectives are to award sustainable results, align top management’s interest with those of the shareholders, while improving the remuneration mix.

This system, receives in equal parts, an annual contribution from each beneficiary and a contribution charged to the company, establishing a given amount that will be invested in the purchase of Mediaset España Comunicación S.A shares, and attributed to the beneficiary (Nota 22).

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.23 Foreign Currency

Transactions in foreign currency are initially recognised at the current exchange rate at the date of the transaction. All exchange gains or losses resulting from the settlement of such transactions as well as those resulting from the valuation of the exchange rate at the end of each period of assets and liabilities in foreign currencies are recognised in the Consolidated Separate Income Statement.

4.24 Earnings per share

The Group calculates basic earnings per share on the basis of the weighted average number of shares outstanding at year end. The calculation of diluted earnings per share also includes the dilutive effect, if any, of stock options granted during the year.

4.25 Environmental issues

In view of the business activities carried out by the Group, it does not have any environmental liability, expenses, assets, provisions or contingencies of an environmental nature that might be significant with respect to its equity, financial position or results. Therefore, no specific environmental disclosures have been included in these notes to the financial statements.

5. Segment information

In accordance with IFRS 8, free-to-air TV is the Group’s only identified operating segment.

The Mediaset Espana Group does not hold non-current assets other than financial instruments, deferred tax assets, assets corresponding to post-employment benefits and rights derived from insurance contracts located in territory other than Spain for a significant amount.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

6. Property, Plant and Equipment.

The breakdown of the balances and variations of “Property, plant, and equipment” in the years ended December 31, 2017 and 2016 are as follows:

	Balance at 31/12/15	Additions	Disposals	Transfers	Balance at 31/12/16	Additions	Disposals	Transfers	Balance at 31/12/17
COST
Land and natural resources	14,970	—	—	—	14,970	—	—	—	14,970
Buildings and other structures	38,682	200	—	241	39,123	88	—	321	39,532
Technical machinery, fixtures, and tools	96,600	1,545	(3,845)	9,240	103,540	1,791	(3,978)	9,888	111,241
Furniture and fixture	4,891	286	(310)	—	4,867	401	(242)	—	5,026
Computer hardware	14,466	890	(1,578)	397	14,175	806	(371)	—	14,610
Other items of property, plant, and equipment	635	43	(37)	—	641	14	(82)	1,561	2,134
Property, plant, and equipment under construction	8,358	8,358	(28)	(9,905)	6783	8,103	—	(11,770)	3,116
Total cost	178,602	11,322	(5,798)	(27)	184,099	11,203	(4,673)	—	190,629

ACCUMULATED AMORTIZATION
Buildings and other structures	(25,734)	(1,073)	—	—	(26,807)	(896)	—	—	(27,703)
Technical machinery, fixtures, and tools	(82,470)	(5,407)	3,826	—	(84,051)	(5,928)	3,965	(72)	(86,086)
Furniture and fixtures	(3,545)	(279)	293	—	(3,531)	(277)	218	(35)	(3,625)
Computer hardware	(11,913)	(1,219)	1,573	—	(11,559)	(1,419)	363	6	(12,609)
Other items of property, plant, and equipment	(491)	(41)	25	—	(507)	(37)	46	—	(498)
Total accumulated amortization	(124,153)	(8,019)	5,717	—	(126,455)	(8,557)	4,592	(101)	(130,521)
CARRYING AMOUNT
	54,449		(81)		57,644		(81)		60,108

Additions in 2017 and 2016 are mainly due to the purchase of technical equipment acquired for the continued development of the Group’s activities.

Additions included under “Property, plant, and equipment under construction” during 2017 and 2016 are mainly due to the purchase of technical equipment acquired for the transformation of the studios, as well as high-definition mobile units.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Disposals in 2017 and 2016 mainly relate to the retirement of fully depreciated items or items that are no longer in use. In 2017, certain items of property, plant, and equipment were derecognised at a net carrying amount of 81 thousand euros, generating a loss on these transactions for the mentioned amount (81 thousand euros in 2016).

The breakdown of the fully depreciated property, plant, and equipment in use at December 31, 2017 and 2016 is as follows:

	2017	2016
Buildings	10,105	9,889
Computer hardware	9,975	9,389
Technical machinery, fixtures, and tools	70,960	69,041
Furniture	2,298	2,078
Other items of property, plant, and equipment	430	425
Total	93,768	90,822

The Group has taken out insurance policies to cover the possible risks to which its property, plant, and equipment are subject as well as any related claims that may be filed. These policies are considered to adequately cover the related risks.

The Group had no items under finance leases at December 31, 2017 nor at December 31, 2016.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

7. Intangible assets

The breakdown of the balances and variations of “Intangible assets” in the years ended December 31, 2017 and 2016 is as follows:

	Balance at 31/12/15	Additions	Disposals ant others	Transfers	Balance at 31/12/16	Additions	Disposals ant others	Transfers	Balance at 31/12/17
COST
Cuatro signal transmission license	85,000	—	—	—	85,000	—	—	—	85,000
Concessions, patents, and trademarks	174,287	—	—	—	174,287	73	-13,985	—	160,375
Computer software	23,161	642	-535	1,591	24,859	1,277	-637	2,117	27,616
Computer software in progress	858	2,607	—	-1,564	1,901	1,686	—	-2,117	1,470

Total cost	283,306	3,249	-535	27	286,047	3,036	-14,622	—	274,461

ACCUMULATED AMORTIZATION
Concessions, patents, and trademarks	-53,875	-8,077	—	—	-61,952	-8,082	13,688	—	-56,346
Computer software	-20,590	-1,826	534	—	-21,882	-2,020	636	-224	-23,490
Total accumulated amortization	-74,465	-9,903	534	—	-83,834	-10,102	14,324	-224	-79,836

CARRYING AMOUNT	208,841		-1		202,213		-298		194,625

Additions included under “Computer software” in 2017 and 2016 mainly include the project for renewing the Group’s website and video platform.

Disposals in 2017 and 2016 relate mainly to the retirement of fully depreciated items or items that are no longer in use. In 2017, certain intangible assets were derecognised at a net carrying amount of 298 thousand euros, generating a loss on these transactions for the said amount. (1 thousand euros in 2016).

Due to the departure of Premiere Megaplex, S.A.U. from the consolidation perimeter, additional net losses of intangible assets amounting to 78 thousand euros have ocurred (see Note 1).

99.9% of the net “Concessions, patents and trademarks”, corresponds to the Cuatro brand.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The breakdown of fully amortised intangible assets in use at December 31, 2017 and 2016 is as follows:

	2017	2016
Computer software	20,890	19,487
Concessions, patents, and trademarks	22	13,705
Total	20,912	33,192

8. Audiovisual rights

The breakdown of the balances and variations of “Audiovisual rights” in the years ended December 31, 2017 and 2016 is as follows:

	Balance at 31/12/15	Additions	Disposals	Transfers	Balance at 31/12/16	Additions	Disposals	Transfers	Balance at 31/12117
COST
Outside production rights	414,992	122,865	(116,532)	1,266	422,591	103,605	(136,110)	1,196	391,282
Master copies	7	—	—	—	7	—	—	—	7
Dubbing	13,456	1,742	(1,874)	—	13,324	1,575	(1,641)	—	13,258
Co-production rights	166,260	—	(516)	6,500	172,244	1,724	(1,459)	20,487	192,996
In-house production rights	1,369,085	31,937	—	3,868	1,404,890	46,099	—	2,745	1,453,734
Distribution rights	29,354	397	(26)	1,114	30,839	(57)	(1,305)	—	29,477
Other ancillary work	749	—	—	—	749	—	—	—	749
Rights, options, script development	1,118	1,737	(324)	(69)	2,462	1,059	(398)	(1,173)	1,950
Start-up costs	158	—	—	—	158	—	—	—	158
Advances	12,196	18,275	—	(12,679)	17,792	19,192	—	(23,255)	13,729
Total cost	2,007 375	176,953	(119,272)	—	2,065 056	173,197	(140,913)	—	2,097 340

ACCUMULATED AMORTIZATION
Outside production rights	(242,498)	(150,424)	116,532	—	(276,390)	(128,877)	136,110	—	(269,157)
Master copies	(7)	—	—	—	(7)	—	—	—	(7)
Dubbing	(11,697)	(2,281)	1,874	—	(12,104)	(1,594)	1,641	—	(12,057)
Co-production rights	(165,345)	(6,044)	—	—	(171,389)	(12,763)	—		(184,152)
In-house production rights	(1,347,894)	(37,657)	—	—	(1,385,551)	(41,186)	—	—	(1,426,737)
Distribution rights	(25,194)	(4,741)	26	—	(29,909)	(775)	1,305	—	(29,379)
Other ancillary work	(748)	—	—	—	(748)	—	—	—	(748)
Start-up costs	(153)	(3)	—	—	(156)	—	—	—	(156)
Total accumulated amortization	(1,793,536)	(201,150)	118,432	—	(1,876,254)	(185,195)	139,056	—	(1,922,393)
Provisions	(12,595)	(16,707)	12,403	—	(16,899)	(18,530)	16,876	—	(18,553)
CARRYING AMOUNT	201,244		11,563		171,903		15,019		156,394

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The breakdown of the fully depreciated Audiovisual rights in use at December 31, 2017 and 2016 is as follows:

	2017	2016
Master copies	5	5
Dubbing	11,459	11,501
Co-production rights	177,718	179,857
In-house production rights	1,426,737	1,369,799
Distribution rights	15,913	14,413
Other ancillary work	748	748
Start-up costs	156	156
Total	1,632,736	1,576,479

Of the total amount recognised under “Non-current assets - Audiovisual property rights” in the Consolidated Statement of Financial Position at December 31, 2017, over the upcoming year the consumption will be approximately 77%, (80% during the same period 2016).

Provisions at the end of 2017 relate to the net carrying amount of rights which, although they expire after December 31, are not included in the Group’s future broadcasting plans at the date of authorisation for issue of these Consolidated Financial Statements. Should one of the Group’s channels exercise these broadcasting rights, the provision corresponding to the broadcast would be reversed and the right would be amortised for the amount of the reversal. This would not have an impact on the Consolidated Separate Income Statement.

Therefore, the balance of this provision basically relates to the adjustment required to determine the carrying amount of the library. The provision recognised in the Consolidated Separate Income Statement at December 31, 2017 and 2016 amounted to 18,530 thousand euros and 16,707 thousand euros, respectively.

At December 31, 2017, there were firm commitments to acquire audiovisual property rights commencing on or after January 1, 2018 for a total amount of $54,731 thousand (US Dollars) and 139,831 thousand euros. The commitments at year end 2016 amounted to $47,191 thousand (US Dollars) and 202,366 thousand euros, respectively.

Advances were paid in respect of these firm audiovisual purchase commitments, which at December 31, 2017, totaled 1,634 thousand of euros, with no disbursements in US dollars. Advances paid in 2016 amounted to 1,563 thousand euros and with no

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

disbursments in US dollars.

At the date of the Statement of Financial Position there were commitments to purchase co-production rights, starting after January 1, 2018, for a total amount of 45,310 thousand euros. The commitments at year end 2017 amounted to 42,160 thousand euros.

At December 31, 2017, advances of 12,095 thousand euros (7,300 thounsand euros at December 31, 2016) had been paid in connection with these said commitments to purchase co-production rights.

The Group had firm commitments to purchase distribution rights commencing on or after January 1, 2018 for a total amount of 6,010 thousand euros. At December 31, 2016, firm commitments to purchase distribution rights amounted to 23,360 thousand euros.

Advances have not been paid in connection with the said firm distribution right purchase commitments. (7,689 thousand euros at December 31, 2016).

Neither were advances paid for fiction-based series at December 31, 2017 (1,240 thousand euros at December 31, 2016).

9. Goodwill and business combinations

As a result of purchasing the Cuatro Group goodwill amounting to 287,357 thousand arose, which became effective on December 31, 2010, as well as an asset with an indefinite useful life amounting to 85,000 euros.

Impairment testing of goodwill and intangible assets with an indefinite useful life

The impairment test was carried out by comparing the recoverable value of the cash-generating unit to which the goodwill and intangibles with indefinite lives are assigned with the carrying value of the cash-generating unit.

The cash-generating unit is the free-to-air TV business, constituting the only one identified in the Group.

To test for impairment, on one hand the Group took the market value and on the other, the free-to-air TV business’ strategic plan and discounted the estimated future cash flows. The assumptions used in the cash flow estimates include the best estimate of future trends of advertising markets, audiences and costs.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The Group’s estimates on the future advertising market trends are based on market forecasts considering historical performance, as well as its correlation with economic conditions, using projections in accordance with external information sources.

Projected income estimated for upcoming years is calculated based on the abovementioned advertising market trend, while taking into account reasonable hypotheses regarding the evolution of the audience.

On the other hand, an estimate of the programming costs has been made, mainly considering the situation of the expected costs of audiovisual productions, both external and internal, and estimating the investment levels necessary to maintain the audience levels considered.

In the elaboration of the mentioned projections, the main variables and assumptions made are the following:

•      Macroeconomic context: Based on the macroeconomic projections published by different public and private organisations, we have considered a phase of stable growth in Spain for the coming years and also, in particular, for the free-to-air television sector.

•      Evolution of the free-to-air television advertising market: We have considered a stable and sustainable advertising market until 2021, in line with the estimated evolution of the Spanish economy, in which the Group has a share in line with that obtained in recent years.

•      Technological and regulatory environment: No relevant regulatory or technological changes have been foreseen or considered in our projections that could materially affect the advertising market or the free-to-air television audiences.

•      Competitive environment: We have estimated a continuity scenario, without relevant structural changes in the sector and with stability in audience levels and in the evolution of the television advertising market. This estimate has taken into account both those made by official bodies and other recognised external sources and also considering historical trends. Specifically, the granting of new licenses and an increase in the number of channels for existing operators are not contemplated and, as regards the new content distribution platforms, these belong mainly to the pay TV and, therefore, without having relevant influence on the free-to-air TV sector.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The estimates cover a period of five years and for cash flows not considered in these estimates, Perpetual income has been estimated using growth of around 2% (the same rate used in the previous year). Estimated cash flows are discounted at a rate that represents the current market assessment of the risk-free rate and the specific situation of the industry. In this regard, the discount rate is between 8-9%, in line with last year.

In relation to the market value, the market capitalisation of the Parent Company at December 31, 2017 amounted to 3,151,339 thousand euros, a figure that is much higher than the accounting value of the identified cash generating unit, and therefore there is no impairment of the Trade or intangible assets with indefinite lives.

Sensitivity to changes in assumptions

Management believes that, based on information currently available, no reasonable and probable change in any of the key assumptions would cause the carrying value of the unit to materially exceed its recoverable amount as there is a significant safety margin with regard to carrying amount.

For the sensitivity analysis, the main variables of the model have been affected. As an example of jointly reducing the rate of growth in perpetuity, reducing revenues by 5% and increasing the discount rate by 300 basis points, the result of the model would maintain the absence of signs of deterioration.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

10. Equity method investments

The amounts and variations experienced in 2017 and 2016 in the items composing this section are as follows:

Equity method investment
Balance at 31 December 2015	14,882
Increases / decreases	812
Share in profit (loss) of associates	3,117
Dividends received	(2,566)
Other movements	—
Balance at 31 December 2016	16,245
Increases / decreases	(8,448)
Share in profit (loss) of associates	2,735
Dividends received	(2,342)
Other movements	—
Balance at 31 December 2017	8,190

2017 and 2016 dividends correspond to La Fábrica de la Tele, S.L., Producciones Mandarina, S.L., Megamedia Televisión, S.L. and Supersport Televisión, S.L. subsidiaries.

The breakdown by company of investments accounted for by the equity method is as follows:

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Company	Investments accounted for using the equity method		Results of companies accounted for using the equity method
	2017	2016	2017	2016
Pegaso Television, Inc.	1,923	1,486	437	(196)
Producciones Mandarina, S.L.	2,105	2,409	89	372
La Fábrica de la Tele, S.L.	2,352	2,194	1,448	1,113
Emissions Digitals de Catalunya, S.A.	0	8,800	0	1,074
Megamedia Televisión, S.L.	635	448	400	305
Supersport Televisión, S.L.	900	904	442	446
Aunia Publicidad Interactiva, S.L.	5	4	1	3
Alea Media, S.A.	21	—	(4)	—
Melodia Producciones, S.L.	(73)	—	(75)	—
Adtech Ventures, S.p.A	322	—	(3)	—
Total	8,190	16,245	2,735	3,117

a) Key financial highlights of companies accounted for using the equity method in 2017 and 2016:

2017	Assets	Equity	Liabilities	Income	Outcome
	(Thousands of euros)
Pegaso Television, Inc.	Data not available	Data not available	Data not available	Data not available	437
Producciones Mandarina, S.L.	7,635	7,017	618	6,791	202
La Fábrica de la Tele, S.L.	13,531	7,834	5,697	28,809	4,295
Megamedia Televisión, S.L.	3,779	2,116	1,663	10,454	1,334
Supersport Televisión, S.L.	5,688	2,999	2,689	14,193	1,474
Aunia Publicidad Interactiva, S.L.	933	16	917	1,399	2
Alea Media, S.A.	2,859	52	2,807	7,783	11
Melodía Producciones, S.L.	2,170	-184	2,354	3,172	-187
Adtech Ventures, S.p.A	645	644	1	—	-5

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

2016	Assets	Equity	Liabilities	Income	Outcome
	(Thousands of euros)
Pegaso Television, Inc.	Data not available	Data not available	Data not available	Data not available	-446
Producciones Mandarina, S.L.	9,494	8,031	1,463	12,464	1,215
La Fábrica de la Tele, S.L.	13,927	7,309	6,618	27,911	3,770
Megamedia Televisión, S.L.	3,185	1,492	1,693	7,796	1,016
Supersport Televisión, S.L.	5,994	3,013	2,981	15,659	1,488
Emissions Digitals de Calalunya, S.A.	6,720	-5,126	11,846	14,694	-6,498
Aunia Publicidad Interactiva, S.L.	652	14	638	1,463	5

b) Main changes during the year.

Changes in investments accounted for using the equity method are detailed in Note 1 under “Changes in the scope of consolidation”.

2017

On January 25, 2017, the Group acquired 40% of the company Alea Media S.A.

On April 5, 2017, the Group acquired 40% of the company Melodía Producciones S.L.

On July 11, 2017, the Group acquired 50% of the company Adtech Ventures, S.p.A.

On May 1, the sale agreement of 34.66% of the capital of Emissions Digitals de Catalunya, S.A. with the other shareholder of the Company that already owned 65.34% of the shares. The agreed price of 8,800 thousand euros is identical to the acquisition price, so there has not been any surplus/loss in the operation. This purchase has been approved by the competition authority of Catalonia on July 20, 2017.

2016

On March 4, 2016, the Group acquired 50% of the company Aunia Publicidad Interactiva S.L.

On October 25, 2016, the capital increase in Emissions Digitals de Catalunya, S.A. was filed with the Barcelona Mercantile Registry; the Group contributed an amount which is proportionately lower than that of the rest of its shareholders, with the ownership percentage dropping from 40% to 34.66% of share capital.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

11. Other non-current financial assets

The following are included under “Other non-current financial assets”:

	31/12/17	31/12/16
Long term deposits	101	110
Loans to related companies (Note 25.1)	4,369	4,186
Other financial assets	13,635	12,094
Other	250	300
Total (Note 13.2)	18,355	16,690

Non-current loans to related companies

This heading includes the loans granted to Pegaso Televisión, Inc., whose amount as of December 31, 2017 amounts to 3,679 thousand euros (4,186 thousand euros as of December 31, 2016). Also, at December 31, 2017, the participating loans granted to the company Alea Media, S.A. for an amount of 210 thousand euros and to the company Melodía Producciones, S.L. amounting to 480 thousand euros (see Note 25.1).

Other financial assets

This heading includes several minority financial investments in non-listed companies classified as assets available for sale (Note 13.2).

12. Other current assets

The breakdown of “Other current assets” is as follows:

	31/12/17	31/12/16
Prepaid expenses	12,687	6,550
Advance commissions	34	23
Total	12,721	6,573

Prepaid expenses mainly relate to retransmission rights for programs which have yet to be broadcast.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

13. Financial Instruments

13.1 Derivatives financial instruments

The Group uses financial instruments to hedge the foreign currency risks relating to purchases of audiovisual property rights in the year and, when necessary, to hedge the exchange rate of commercial operations in foreign currency with customers that are recorded in the Group’s Consolidated Statement of Financial Position. For accounting purposes these instruments have not been designed as hedging financial instruments.

The breakdown, by maturity, of the notional amounts of derivatives outstanding at the Group at December 31, 2017 and 2016 is as follows:

Derivative financial assets

	Nocional amount/	Amountin$
2016	Maturity up to one year	Dollars	Year - end (€/$) exc.rate	Fair valu (Note 13.2)
Purchase of unmatured currency
Purchase of dollars in euros
Sales of dollars in euros	12.957	14.405	1,0541	629
	—	—	—	—
Net	12.957	14.405		629

The Company does not have any derivative financial assets at December 31, 2017.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Derivative financial liabilities

	Nocional	Amountin$
2017	amount/ Maturity up to one year	Dollars	Year - end (€/$) exc.rate	Fair value (Note 13.2)
Purchase of unmatured currency
Purchase of dollars in euros	12.888	14.351	1,1993	(1.014)
Sales of dollars in euros	—	—	—	—

Net	12.888	14.351		(1.014)

	Nocional	Amountin$
2016	amount/ Maturity up to one year	Dollars	Year - end (€/$) exc.rate	Fair value (Note 13.2)
Purchase of unmatured currency
Purchase of dollars in euros	—	—	—	—
Sales of dollars in euros	363	408	1,0541	(23)

Net	363	408		(23)

The foreign currency hedges associated with the property rights are valued by difference between the current value of the quoted exchange insurance at the forward exchange rate of the contract and the value of the quoted exchange insurance at the year-end exchange rate.

These financial instruments derivative of liabilities are classified in the Consolidated Statement of Financial Position, under “Other borrowings”, amounting to 1,014 thousand euros as of December 31, 2017 (23 thousand euros as of December 31, 2016).

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

13.2 Financial Instruments

The classification of financial assets, excluding the investments accounted for using the equity method, and liabilities per the categories established in IAS 39 would be as follows:

	Equity instruments		Loans, derivatives and other financial assets		Total (Note 11)
(Thousand of euros)	2017	2016	2017	2016	2017	2016

Non current financial assets

Assets a fair value through profit or loss
Help for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Held-to-maturity investments	—	—	—	—	—	—
Loans and receivables (Note 11)	—	—	4,720	4,596	4,720	4,596
Available-for-sale-fianancial value
Measured at fair value (Note 11)	13,635	12,094	—	—	13,635	12,094
Measured at cost	—	—	—	—	—	—
Derivatives (Note 13.1)	—	—	—	—	—	—
TOTAL	13,635	12,094	4,720	4,596	18,355	16,690

Activos financieros a corto plazo

Assets a fair value through profit or loss
Help for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Held-to-maturity investments	—	—	—	—	—	—
Loans and receivables	—	—	239,321	217,853	239,321	217,853
Sale financial assets
Measured at fair value	—	—	—	—	—	—
Measured at cost	—	—	—	—	—	—
Assets held for sale	861	—	—	—	861	—
Derivatives (Note 13.1)	—	—	—	629	—	629
TOTAL	861	—	239,321	218,482	240,182	218,482

TOTAL	14,496	12,094	244,041	223,078	258,537	235,172

These financial assets are classified in the Consolidated Statement Of Financial Position as follows:

	2017	2016

Non current financial assets (Note 11)	18,355	16,690
Non-current assets held for sale	861	—
Accounts receivable	237,536	215,379
Other current financial assets	1,785	3,103
	258,537	235,172

In December, 2017, an agreement was reached for the sale of one of the assets

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

available for sale held by the Group. The said sale was executed at the beginning of 2018, amounting to 861 thousand euros, with a capital gain of 363 thousand euros. This capital gain has been recorded in the balance sheet section “Equity, valuations adjustments” net of tax effect, amounting to 272 thousand euros.

“Accounts receivable” includes trade receivables less provisions for uncollectible receivables, the gross amount being 246,178 thousand euros at December 31, 2017 (225,729 thousand euros at December 31, 2016).

The maturity of the principal financial assets is as shown in the following table:

		Maturity
2017	Balance	under 3 months or past due	6 months	12 months	18 months
Trade receivables	236,078	230,080	2,356	3,642	—
Other debitors	11	11	—	—	—
Other current financial assets	1,785	1,750	—	—	35
Total	237,874	231,841	2,356	3,642	35

		Maturity
2016	Saldo	under 3 months or past due	6 months	12 months	18 months
Trade receivables	213,882	213,265	265	352	—
Other debitors	53	53	—	—	—
Other current financial assets	3,103	3,103	—	—	—
Total	217,038	216,421	265	352	—

The maturities of the trade receivables from related parties are shown in detail in Note 25.1.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

	Bank borrowings		Payables, derivatives and other financial liabilities		Total
(Thousand of euros)	2017	2016	2017	2016	2017	2016

Non-current financial liabilities

Trade and other payables	—	—	266	13,721	266	13,721
Liabilities a fair value through profit or loss
Help for trading	—	—	—	—	—	—
Others
Derivatives (Note 13.1)	—	—	—	—	—	—
TOTAL	—	—	266	13,721	266	13,721

Current financial liabilities

Trade and other payables	636	924	240,088	222,998	240,724	223,922
Liabilities a fair value through profit or loss	—	—	—	—	—	—
Help for trading	—	—	—	—	—	—
Other	—	—	—	—	—	—
Derivatives (Note 13.1)	—	—	1,014	23	1,014	23
TOTAL	636	924	241,102	223,021	241,738	223,945

TOTAL	636	924	241,368	236,742	242,004	237,666

At December 31, 2017, the Company had credit facilities amounting to 255,000 thousand euros (295,000 thousand euros at December 2016). These bear interest at EURIBOR plus a market spread in line with Group solvency.

The maturities of the 255,000 thousand euros of these credit facilities will be distributed between February and November 2018, and it is likely they will be renewed at the amounts which are appropriate to operational needs, and at prices which are in line with the financial capacity and solvency of the Company.

No amounts have been drawn down in any of the years compared in this Consolidate Financial Statements.

These financial liabilities are classified in the Consolidated Statement of Financial Position as follows:

	2017	2016
Non-current borrowings from related parties (Note 17)	—	7,549
Other non-current liabilities	266	67
Non-current borrowings from third parties (Note 18)	—	6,105
Payable to related parties (Note 25.1)	15,227	22,124
Accounts payable for purchases and services	155,981	121,366
Accounts payable for audiovisual property rights	51,574	62,862
Bank borrowings	636	924
Current borrowings with third parties (Note 18)	—	1,238
Payables for non-current asset acquisitions	2,145	3,358
Remuneration payable	13,735	11,796
Otrher borrowings	2,440	277
	242,004	237,666

There are no significant differences between the fair value and the net carrying

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

amounts of financial assets and liabilities at December 31, 2017 and 2016.

The maturity of the principal financial debt instruments is as shown in the following table:

		Maturity
2017	Balance	3 months	6 months	12 months
Accounts payable for purchases and services	155,981	154,757	1,224	—
Accounts payable for audio visual property rights	51,574	51,389	185	—
Bank borrowings	636	636	—	—
Payables for non-current asset acquisitions	2,145	2,133	12	—
Total	210,336	208,915	1,421	—

		Maturity
2016	Balance	3 months	6 months	12 months
Accounts payable for purchases and services	121,366	117,221	4,145	—
Accounts payable for audio visual property rights	62,862	62,644	159	59
Bank borrowings	924	924	—	—
Payables for non-current asset acquisitions	3,358	3,240	118	—
Total	188,510	184,029	4,422	59

The maturities of the borrowings from related parties are shown in detail in Note 25.1.

13.3 Valuation at fair value

The following table reflects the fair value hierarchy of the Group’s assets.

Hierarchy of the fair value of the Group’s assets at 31 December 2017:

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Fair value measurement used
			Listed value	Significant	Significant
			on active	observable	observable
			markets	value	value
Thousands of euros	Measurement Date	Total	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value:
Financial assets-derivatives (Note 13.1)
Forward currency contracts - $US		—	—	—	—
Available-for-sale financial assets (Note 13.2)
Unlisted shares
Different sectors with internet platforms	31 December 2017	13635	—	—	13635

Hierarchy of the fair value of the Group’s assets in 2016:

			Fair value measurement used
			Listed value	Significant	Significant
			on active	observable	observable
			markets	value	value
Thousands of euros	Measurement Date	Total	(Level 1)	(Level 2)	(Level 3)
Assets measured at fair value:
Financial assets-derivatives (Note 13.1)
Forward currency contracts - $US	31 December 2016	629	—	629	—
Available-for-sale financial assets (Note 13.2)
Unlisted shares
Different sectors with internet platforms	31 December 2016	12094	—	—	12094

13.4 Information on the average payment period to suppliers. Third additional provision: “Disclosure requirements” of Law 15/2010 of July 5.”

Information on the average payment period to suppliers is as follows:

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

(Days)	2017	2016

Average supplier payment period	70	68
Ratio of paid transactions	76	73
Ratio of transactions pending payment	43	41

(Thousand of euros)
Total payements made	550.111	540.606
Total future payments	107.039	96.720

This difference is notable when compared to the maximum stipulated by payment arrears regulations, and is exclusively due to the rigorous control exercised by the Group with regard to commercial and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved. The Group scrupulously meets its commitments with regard to legislation aimed at battling late payments.

13.5 Capital management policy

The Group’s capital management policy is focused on securing a return on investment for shareholders that maximises the profitability of their contribution to the company with the least amount of risk possible, contributing with an attractive investment tool in line with the current economic and business environment. The capital structure of the company places it in an excellent position as a result of its significant capability to generate positive cash flows, even in the current markets condition.

13.6 Risk management policy

To efficiently manage the risks to which the Group is exposed, certain control and prevention mechanisms have been designed and implemented, led by the senior executives of the Group in the Audit Committees. These mechanisms have been put into place in the corporate governance rules and have been applied throughout the Group.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The measures adopted by the Group to manage risks can be classified into three main categories and were designed to cover exposure to credit risk, liquidity risk, and market risk.

13.6.1 Credit risk

Credit risk exists when a potential loss may arise from the Company’s counterparty not meeting its contractual obligations, i.e., the possibility that financial assets will not be recovered at their carrying amount within the established timeframe.

The Group’s maximum exposure to credit risk at December 31, 2017 and December 31, 2016 is as follows:

	2017 Thousand of euros	2016 Thousand of euros
Non-current receivables (Note 11)	18,355	16,690
Trade abd other receivables	251,510	228,346
Trade receivables from related parties (Note 25.1)	1,379	1,387
Current financial assets	1,785	3,103
Cash anh cash equivalents	134,148	190,790
	407,177	440,316

For the purposes of credit risk the Group differentiates between financial assets arising from operations and those arising from investments.

13.6.2 Operating activities

Most of the operating activities of the Group consist of advertising revenues.

In this sense, there is an internally approved procedure that indicates the risk policies for each type of client and the necessary authorisations for the approval of operations.

The financial assets considered as part of the operating activities are mainly trade receivables for sales and services.

From a business viewpoint, the Group considers the advertisers to be the end client; none of which represent significant business revenue in terms of the Group’s total turnover. It is standard sector practice to use media agencies as intermediaries between advertisers and the television channel offering the advertising space.

The Group constantly monitors the age of its debt, and there were no risk situations at year end.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

13.6.3 Investing activities

The financial assets considered as investment activity are non-current loans (Note 11), non-current financial investments (Note 11) and current financial investments (Note 13.2). Those notes provide information on the concentration of this risk and the related maturities.

A Financial Risk Management Procedures Manual sets forth the general criteria governing investments of the Group’s treasury surpluses, which, in broad terms, are as follows:

•  The investments are made with institutions (whether national or foreign) of recognised financial solvency measured based on their current ratings.

•  The investments are placed in conservative products (bank deposits, debt repos, etc.,) on which, in general, the repayment of the invested capital is guaranteed.

•  Authorisations for the corresponding investments are limited by the powers granted to the group’s senior executives and, in any event, are highly restricted (depending on the amount, the Chief Executive Officer, General Management and Operations Director, and Financial Director).

•  Under ordinary circumstances, the longest term is three months and the investments usually offer automatically available funds.

13.6.4 Liquidity risk

The Company’s financial structure is a low liquidity risk, given the absence of financial leveraging and the level of operating cash flows generated each year.

Liquidity risk would result from the Group having insufficient funds or access sufficient funds at an acceptable amount to meet its payment obligations at all times. The Group’s objective is to maintain sufficient available funds to conduct its business.

The Group’s policies establish the minimum liquidity levels required at all times:

•  Excess liquidity may only be invested in certain types of assets (see previous section on credit risk/investment activities) the liquidity of which is guaranteed.

•  The amount of the Group’s revolving credit lines ensures that the Group is able to meet its operating needs as well as finance new short-term investment projects. At year-end 2017, the opening credit lines total 255 million euros (295 million euros at December 2016) (see Note 13.2). Given the actual market situation, these credit lines have been contracted under very competitive financial conditions, which strengthen the

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

financial sector’s perception that the Group is creditworthy and sound.

13.6.5 Market risk (exchange rate, interest rate, and price risk)

Given the absence of financial debt, there are no financial risks associated with interest-rate movements. Nevertheless, and for illustrative purposes, the Group has conducted a test to determine the sensitivity of the Group’s cash surpluses to certain modifications in interest rates.

The following assumption was used: beginning with our year-end cash surpluses, and taking the 1-month Euribor at December 31, 2017, as the benchmark, we applied a variation of +50 basis points -20 basis points (+50 basis points -20 basis points in December 2016).

The sensitivity test shows that the impact of variations on the interest rates applied to the cash surpluses at December 31 would, in any event, not be significant and would exclusively affect the amount of financial income:

	Reference rate (%)	Cash surpluses	Annual interest	50 b.p.	Annual interest	-20 b.p.	Annual interest
31/12/17	-0,368	135,297	(498)	0,132%	179	-0,568%	(768)

	Reference
	rate	Cash	Annual	50	Annual	-20	Annual
	(%)	surpluses	interest	b.p.	interest	b.p.	interest
31/12/16	-0,368%	177,448	(653)	0,132%	234	-0,568%	(1.008)

13.6.6 Sensitivity analysis and estimates of the impact of changes in exchange rates on the Separate Income Statement.

The financial instruments exposed to EUR/USD exchange-rate risk, mainly consisting of future currency-purchase agreements, have undergone a sensitivity test at the balance sheet date.

The exposed balance sheet value of these financial instruments was adjusted by applying a symmetrical percentage change, equal to the 1-year implicit volatility of the currency in question published by Reuters (2016: 7.45% in 2017 and 10.52% and 2016).

The sensitivity test shows that the variations on the year-end exchange rate would have had an impact on the income statement, which, in any event, is not significant.

Analysis of derivative assets in foreign currencies:

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

31/12/2017			31/12/2016
	Exchange			Exchange
USD	rate.	Diferences	USD	rate.	Diferences
—	—	—	14.405	1,0541	629
Sensitivity analysis
—	—	—	14.405	1,165	(655)
—	—	—	14.405	0,9432	2.212

Analysis of derivative liabilities in foreign currencies:

31/12/2017			31/12/2016
	Exchange			Exchange
USD	rate.	Diferences	USD	rate.	Diferences
14.351	1,1993	(1.014)	408	1,0541	(23)
Sensitivity analysis
14.351	1,11	(67)	408	1,165	14
14.351	1,2886	(1.833)	408	0,9432	(68)

Analysis of accounts payables to suppliers in foreign currency:

31/12/2017			31/12/2016
	Exchange			Exchange
USD	rate.	Diferences	USD	rate.	Diferences
15.312	1,1993	1.199	15.230	1,0541	(570)
Sensitivity analysis
15.312	1,11	172	15.230	1,165	805
15.312	1,2886	2.084	15.230	0,9432	(2.269)

Analysis of accounts receivables in foreign currency:

31/12/2017			31/12/2016
	Exchange			Exchange
USD	rate.	Diferences	USD	rate.	Diferences
—	—	—	408	1,0541	20
Sensitivity analysis
—	—	—	408	1,165	(16)
—	—	—	408	0,9432	66

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

14. Cash and cash equivalents

The breakdown of “Cash and cash equivalents” is as follows:

	31/12/17	31/12/16
Cash	134,148	190,790
Total	134,148	190,790

These balances are freely available.

15. Equity

15.1. Share capital

At December 31, 2017 and 2016 the share capital of the Parent Company consisted of 336,717,490 shares with a nomial value of 0.50 euros each, represented by a book-entry system.

All share capital has been fully subscribed and paid up and is held as follows:

	2017	2016
Owner	% Interest	% Interest
Mediaset S.p.A.	50,20	50,20
Free float	47,04	49,80
Treasury shares	2,76	—
Total	100,00	100,00

All the shares making up the company’s issued capital enjoy the same rights.

On April 13, 2016, at the Annual General Meeting, the shareholders agreed to a share capital decrease amounting to 14,729 thousand euros through the redemption of 29,457,794 treasury shares, representative of 8.04% of share capital when this decision was made, leaving share capital at 168,359 thousand euros.

The deed was filed with the Comapnies Register of Madrid on June 22, 2016.

Share transfers are governed by the General Audiovisual Communication Law 7/2010, of March 31.

15.2 Share premium

The share premium at December 31, 2017 increased to 409,040 thousand of euros, the same amount reached at December 31, 2016.

15.3 Other reserves

Under the Spanish Companies Law, 10% of net profit for each year must be transferred to the legal reserve until the balance of this reserve reaches at least 20% of

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

the share capital.

The legal reserve can be used to increase capital provided that the remaining reserve balance does not fall below 10% of the increased share capital amount. Otherwise, until the legal reserve exceeds 20% of share capital, it can only be used to offset losses, provided that other sufficient reserves are not available for this purpose.

The Parent Company has set aside the full legal reserve required, included under “Other reserves” on the accompanying Consolidated Statement of Financial Position amounting 33,672 thousand euros at December 31, 2017 and 2016.

The Parent Company has set aside a non-distributable reserve of 57,596 thousand euros.

The rest of the heading corresponds to freely distributable reserves.

15.4 Dividends

During the general shareholders meeting, on April 27, 2017, the decision was made to distribute profit for 2016 as follows:

Profit fot the year	147,201
Total	147,201

Distribution

Ordinario Dividend	147,201
Reserves (extraordinary dividend)	28,519
Total	175,720

The ordinary dividend amounts to 0.43716581 euros per-share after deducting the amount corresponding to the Company’s treasury shares if any, at the time of distribution.

Additionaly, an extraordinary distribution of dividends was agreed against freely distributable reserves, for an amount of 28,519 thousand euros, amounting 0,08469633 euros per-share after deducting the amount corresponding to the Company’s treasury shares if any, at the time of distribution.

Boths dividends were paid to the shareholders of Mediaset España Comunicación, S.A. on May 9, 2017.

15.5 Treasury shares

The movement of “Treasury shares” has been as follows:

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

	2017		2016
	Number of shares	Amount (*)	Number of shares	Amount (*)
At beginning of year	—	—	19,476,506	214,837
Increase	9,311,275	100,822	10,293,034	91,659
Decrease	-29,000	-322	-29,769,540	-306,496
At year end	9,282,275	100,500	—	—

The nominal value of the treasury shares at December 31, 2017 represents 2.76% of the share capital, being below the maximum allowed by the Companies Act for listed entities.

The increases at December 31, 2017 correspond to the implementation of the Share Repurchasing Plans approved on February 23, 2017.

The decrease at December 31, 2017 is mainly due to the employee remuneration through shares.

The decrease in the number of treasury shares was chiefly due to the capital decrease approved by the shareholders in general meeting on April 13, 2016, and to a lesser degree, to the exercise of share options by certain beneficiaries, which were hedged by treasury shares, while increases are thanks to the implementation of the Share Repurchasing Plans underway on February 20, 2016.

15.6 Non-controlling interests

The breakdown, by company, of the balance of “Non-controlling interests” in the Consolidated Statement of Financial Position at December 31, 2017 and 2016 is as follows:

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

	2017			2016
	Non controlling interest	Separated profit/(loss) attributable to non-controlling interests	Consolidated profit/(loss) attributable to non- controlling interests	Non controlling interest	Separated profit/(loss) attributable to non-controlling interests	Consolidated profit/(loss) attributable to non- controlling interests
Mediacinco Cartera, S.L.(*)	—	-67	-67	8,069	-127	-127
Netsonic, S.L.	—	-83	-83	-172	-145	-145
Total	—	-150	-150	7,897	-272	-272

(*) Mediaset Investment, S.R.L.A. owned 25% until October 23, 2017.

16. Non-current provisions and contingencies

Non-current provisions

These include provisions to cover, among other items, those contingent risks arising from litigation in progres or where appropriate, the unresolved tax assessments.

The changes in non-current provisions in the years ended December 31, 2017 and 2016 were as follows:

	Balance	Charge for	Amount	Amounts		Balance
2017	31/12/16	the year	used	reversed	Transfer	31/12/17
Provision for contingencies and charges	9,151	11,349	-580	-6,491	—	13,429

	Balance	Charge for	Amount	Amounts		Balance
2016	31/12/15	the year	used	reversed	Transfer	31/12/16
Provision for contingencies and charges	10,386	4,318	-2,967	-2,586	—	9,151

At December 31, 2017 and 2016, the non-current provisions relate to pending lawsuits and appeals between the Group and third parties and with long-term employee remuneration provisions. On the one hand, the provisions correspond to litigation that the Group faces and from which a probable outflow of resourcesis expected. In addition, it allocates the accrued portion of the long-term remuneration of the personnel corresponding to the medium-term incentive and loyalty plans referenced to the company’s share value, (Note 22). On the other hand, reversals and applications correspond to the resolution of the aforementioned litigation.

The Company’s directors and legal advisors have evaluated related risks, and where such risks are considered probable and their economic effects quantifiable, they have made the appropriate provisions. When risks are only considered to be possible, no provisions are recognised, and are described below.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Contingencies/Lawsuits

PROCEEDINGS RELATIVE TO THE LATE PRESENTATION OF THE ACTION PLAN

On August 2, 2011, the National Competition Commission currently the National Commission for Markets and Competition (CNMC) handed down a resolution on dossier SNC/0012/11 (Concentración Telecinco-Cuatro) in which it declared Mediaset España Comunicación S.A. responsible for a very serious violation of Anti-Trust Law, as it did not present an Action Plan (including commitments with the CNMC) within the established deadline, sanctioning the company with a fine of 3,600 thousand euros.

This resolution was appealed before the National Court of Justice as part of ordinary civil lawsuit 474/2011. A sentence handed down on January 8, 2013 overruled it, upholding the fine.

Another appeal was filed before the Supreme Court, and upheld on September 21, 2015, with a ruling that the appealed sentence was contested, ordering the return of the proceedings to the CNMC so that it could give another decision proportionate to the charged and justified infraction.

On May 12, 2016, the CNMC handed down a new resolution, in which it decreased the initial fine to 1,676 thousand euros. A new appeal and request for injunction was filed before and accepted by the National Court of Justice, based on the consideration that the sanction is not duly justified, and it continued being disproportionate with regard to the infraction. That appeal, which was declared admissible, is still in process, with no decision having been made yet.

Thus, the accompanying consolidated Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialise.

PROCEEDINGS RELATED TO MEDIASET ESPAÑA COMUNICACIÓN, S.A.’S SUPPOSED FAILURE TO COMPLY WITH THE TELECINCO-CUATRO MERGER COMMITMENTS

On February 6, 2013, the National Competition Commission current the National Commission for Markets and Competition (CNMC) handed down a ruling on Dossier SNC/0024/12 Mediaset (the “resolution”), in which it declares that Mediaset España Comunicación, S.A. (“Mediaset España”) failed to comply with certain commitments and obligations established in the C-0230/10 Telecinco/Cuatro merger dossier; a fine of 15,600 thousand euro was set.

The resolution states that the Company failed to comply with four of the twelve commitments upon which the Telecinco/Cuatro merger was authorised (commitments

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

(ii), (iii), (vi) and (xii)), as well as different requirements for providing information to the CNMC regarding these commitments.

In the CNMC’s view, the commitments established certain restrictions for the Company in order to neutralize or compensate for potential anti-trust issues arising from the transaction.

The commitments were subsequently unilaterally developed by the CNMC with an Action Plan that was unilaterally imposed on the Company, with an interpretation of the commitments which was strict to the point that it substantially modified its original content, affecting both advertising as well as content acquisition matters. For example, the “interpretation” considered that the duration of contracts for acquiring content should be calculated commencing on their signing date, rather than when the rights commenced.

The Company however, did not fail to comply with any of its commitments with the CNMC.

Therefore, the Company appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine, and the process is still continuing in this court, it has not yet issued a resolution on the matter.

Meanwhile, in its sentence handed down on December 15, 2014 in the appeal 2038/2012, the Supreme Court partially upheld the appeal for judicial review filed against the above Action Plan, thereby annulling the portion leading to the alleged infringement and corresponding sanction. Therefore, regardless of the outcome of the appeal, the ruling annuls it; in any case, it should be recalculated.

As in the abovementioned case, the accompanying Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will materialise.

PROCEEDINGS RELATED TO MEDIASET ESPAÑA’S SUPPOSED FAILURE TO  COMPLY WITH THE TELECINCO- CUATRO MERGER COMMITMENTS

On September 17, 2015, the National Commission for Markets and Competition (CNMC) handed down a ruling on Dossier SNC/0036/15 Mediaset (the “resolution”), in which it found that Mediaset España Comunicación, S.A. (“Mediaset España”) had failed to comply with one of the commitments of the Telecinco/Cuatro merger, and therefore set a fine of 3,000 thousand euros.

Specifically, based on the Resolution, the Company supposedly did not comply with the terms of the commitment (ii) in 2013, as it allegedly linked the sale of Telecinco and Cuatro advertising space in a formal or de facto manner.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

However, Mediaset España did not fail to comply with the above commitment, as there is not proof beyond a reasonable doubt that the conduct in question is tantamount to an infraction; Whats more Mediaset España’s sales figures for the period demonstrated that none of the alleged infractions took place. Reports prepared by external advisors conclude that Publiespaña did not fail to meet its commitments nor has it violated anti-trust laws.

Therefore, Mediaset España appealed the resolution in time and substance before the National Court of Justice, which subsequently suspended of the fine, and the process is still continuing in this court, it has not yet issued a resolution on the matter.

As in the previous case, the accompanying Balance Sheet does not include a provision for this contingency, as the directors and legal advisors do not consider it likely that this risk will arise.

Sanctioning proceedings initiated by the CNMC for possible infringement of art. 1 of the Anti-Trust Law

In February 2018, Mediaset España was notified by the National Commission of Markets and Competition (CNMC) of the initiation of sanction proceedings (S / DC / 617/17) for the alleged violation of Article 1 of the Anti-Trust Law (LDC), considering that certain conditions of contracting television advertising established, supposedly in parallel, by Mediaset España and Atresmedia could unjustifiably restrict the entry and expansion of third-party operators into this market.

The decision to initiate does not specify in detail the reasons for the complaint, noting generally that is is supposedly regarding the establishment of investment share and requiring joint contracting of advertising on different channels in “simulcast”.

Mediaset España considers that these accusations have absolutely no basis, and categorically denies the existence of any agreement or concerted practice with its main competitor.

Therefore, Mediaset España trusts the favourable resolution of the aforementioned proceedings.

MADRID COURT OF FIRST INSTANCE 6: ORDINARY PROCEEDING NUMBER 1181/10.

The Company filed a lawsuit of ordinary proceedings on November 19, 2010 against

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

the contents supplier ITV requesting that a contract granting the licensing format of PASAPALABRA, as well as two other related contracts: one for the provision of library programs, and another for developing TV formats.

ITV requested that the claim be dismissed and also filed a counterclaim requesting that the Company be ordered to pay the contract transaction costs as well as an indemnity for damages and losses.

On February 3, 2014, the Court handed down a sentence overturning the order while partially upholding the counterclaim, declaring that the Company had not complied with the agreements reached with ITV, and that it was in violation of certain rights; the Company was ordered to pay the amounts claimed in the appeal.The amount was eventually paid (approximately 15 million euros, of which 5.4 million euros corresponded to the Pasapalabra format contract).

Subsequently, on September 20, 2016, the Madrid Appellate Court partially upheld the appeal filed by the Company, nearly halving the amount of the indemnity to which it had originally been ordered to pay; the resolution considered that the two contracts signed in conjunction with contract related to Pasapalabra format had not been brached. The amount payable by the Company to continue using the program’s format subsequent to termination of the contract has still not been decided.

This sentence is not final, as it was appealed before the Supreme Court; with no decision having been made yet.

The accompanying Balance Sheet does not include any provision regarding this contingency, because the directors and their advisors expect a positive final judgement, for the reasons, among others, that are detailed below. One of the points which Mediaset España disputes through this procedure, is that ITV is the owner of the only part of the program called “Pasapalabra” that is really original and, therefore, protectable from a point of view of the regulations governing intellectual property, which is the part or test final called and known as “el Rosco”.

The accompanying consolidated statement of financial position does not include any provision regarding this contingency, because the directors and their advisors expect a positive final judgement, for the reasons, among others, that are detailed below. One of the points which Mediaset España disputes through this procedure, is that ITV is the owner of the only part of the program called “Pasapalabra” that is really original and, therefore, protectable from a point of view of the regulations governing intellectual property, which is the part or test final called and known as “el Rosco”.

To this end, the Company has sufficiently accredited that the “Pasapalabra” program is based on the program first broadcast in Italy under the title “Passaparola” (a title that is registered under the name of Reti Televisive Italiane, SpA RTI), whose final part, El

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Rosco, originally known as “End Game 21x100”, was produced under the express license of a company called “MC&F”, creator of that format.

Thus, the weight of the numerous and categorical evidence provided by the Company in the process must lead to the appeal raised in the Supreme Court being upheld.

PROCEDURE RELATING TO THE REGULARISATION OF THE TAX ON GAMES OF CHANCE, BETTING OR GAMBLING, RAFFLES AND TOMBOLAS THE AFFECTING  THE PERIOD 2008-2011.

May 17, 2013, the Department of Tax and Customs Control of the Central Delegation of Major Taxpayers of the Tax Agency issued a Settlement Agreement for the tax on games of chance, betting or gambling corresponding to the years 2008, 2009, 2010 and 2011, in relation to the so-called “Call TV” programs, for an amount of 9,029 thousand euros, for which the Group has made an guarantee.

Said agreement was duly challenged, first administratively, until it was exhausted, and then in the contentious-administrative jurisdiction. The reasons on which the Company based its challenge are two-fold: on the one hand, it maintained that the same unit which carried out the verifications that gave rise to the contested assessment, was the same, which in previous verification proceedings ( also referred to the Gambling Tax), relating to 2005, 2006, 2007 and 2008, concluded that the Programs- Call TV Contest - did not qualify as “raffles” and, therefore, were not subject to the Gaming Tax; a circumstance that meant an evident breach of the principle of legitimate expectation and also, a breach of the legal certainty principle.

On the other hand, but with the same importance given to it, it was held that the “Call TV” Contest Programs do not constitute, in effect, a “raffle” and, therefore, they do not fall within the scope of the taxable event levied on the Gaming Tax, as it was recognised by APELAE (Public Business Entity Lotteries and State Betting) when affirming that such Programs “are configured in practice more like a new game, alien to the powers of this Entity, rather than as an authoritative raffle” .

By the judgement dated March 14, 2016, the Seventh Section of the Contentious-Administrative Chamber dismissed the administrative appeal filed against the liquidation agreement; a sentence that was object of appeal before the Supreme Court. By the judgement dated October 11, 2017, the Supreme Court resolved the appeal filed by Mediaset España. Said judgment upholds the appeal and, therefore, annuls the judgement of the National Court that had been appealed, on the understanding that its motivation was defective. However, in the same resolution, the Supreme Court decided to enter into the merits of the case, agreeing to dismiss the contentious-administrative appeal of Mediaset España. Regardless of the particularity of this circumstance, the argument used by the Court is incongruous and manifestly erroneous on the basis of

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

the evidence used.

On November 15, 2017, Mediaset España filed an annulment proceeding with respect to said judgement since, despite upholding the appeal and acknowledging that the tax administration violated the principles of legitimate expectations and estoppel, it then adopted a decision based on non-existent premises (a supposed “jurisprudence” on Call TV, which is not so) or patently erroneous (to ignore the result of the only expert evidence presented).

The motion for dismissal of proceedings is extraordinary, because it can only be brought before certain judicial decisions, such as that dictated by the Supreme Court, and because the grounds that may be alleged are limited, among which are those invoked by Mediaset España.

In the event that grounds for the dismissal of proceedings, reasoned and motivated, raised by the Company are accepted and a decision is made to annul, the proceedings must be returned (as established in article 241 LOPJ) to the state they were in prior to the defect that caused the annulment. Therefore, it cannot be understood that the judgement is final, its effects must be postponed until the definitive resolution of the motion to dismiss or, even, a definitive resolution of an eventual writ of amparo, in which (ex-article 56.2 LOTC) the suspension of its effects could be requested. However, the company has provided the appropriate provision.

17. Non-current borrowings from related parties

This included a loan granted by Mediaset Investment, S.R.L.A. to Mediacinco Cartera, S.L. at December, 2016. This loan has been canceled the 23 of October, 2017 (See Note 13.2)

18. Borrowings from third parties

This heading included a loan granted by Catalunya Comunicaciò, S.L totaling 8,800 thousand euros for the acquisition of the investment in Emissions Digitals de Catalunya, S.A., of which 1,238 were classified as current in 2016 (6,105 thousand of

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

euros classified as non-current). The expected maturity of this loan was four years at an interest rate of 2%. In 2017, it has been totaly repaid due to the divestment in this Company (See Notes 10 and 13.2).

19. Current provisions

The breakdown of “Current provisions” for 2017 and 2016 is as follows:

	Balance 31/12/16	Additions	Aplications	Reversions	Balance 31/12/17
Provisions for sales volume rebates	35,658	38,519	(35,183)	—	38,994
Provision for outstanding litigation	113	—	—	(12)	101
	35,771	38,519	(35,183)	(12)	39,095

	Balance 31/12/15	Additions	Aplications	Reversions	Balance 31/12/16
Provisions for sales volume rebates	34,839	33,413	(32,594)	—	35,658
Provision for outstanding litigation	98	25	—	(10)	113
	34,937	33,438	(32,594)	(10)	35,771

Provisions for outstanding litigation - read in conjunction with Note 16.

20.       Tax matters

20.1. Consolidated Tax Group

Pursuant to current legislation, the Consolidated Tax Group includes Mediaset España Comunicación, S.A., as the Parent Company, and the Spanish subsidiaries that meet the requirements provided for in Spanish legislation regulating the taxation of the consolidated profits of Groups of Companies (Note 4.20).

The Group’s other subsidiaries file individual tax returns in accordance with the tax legislation in force.

20.2. Years subject to tax inspection

Under prevailing tax regulations, tax returns may not be considered final until they have either been inspected by the tax authorities or until the four-year inspection period has elapsed.

On January 13, 2016, notification was received from the Spanish Tax Authorities and Customs Control Department of The Central Office of Major Taxpayers that tax inspection proceedings had been opened for the following items and years subject to inspection:

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Item(s)	Years

Income Tax	2011 a 2014
Value added tax	2012 a 2014
Withholdings/Payments on account/Professionals	2012 a 2014
Withholdings, non-resident income tax	2012 a 2014

On September 20, and October 5 of 2016, tax assessments were signed in conformity in the amount of 1,116 thousand euros, thereby concluding all the above actions.

Once these inspection proceedings have been concluded, the Group’s following items and periods are subject to inspection:

Item(s)	Years
Income Tax	2015 a 2016
Value added tax	2015 a 2017
Withholding, non-resident income tax	2015 a 2017
Gaming tax	2014 a 2017
Annual transaction statement	2013 a 2016
Withholdings/Payments on account/Professionals	2015 a 2017
Consolidated statement of intra-regional delivery and acquisition of assets	2014 a 2017

The directors consider that in the event of such inspections, the possible contingencies would not significantly affect the Group’s results.

20.3 Balances relating to Public Authorities

The breakdown of balances relating to Public Authorities at December 31 of 2017 and 2016 is as follows:

	Balance 31/12/17	Balance 31/12/16

Deferred tax liabilities (Note 20.5)	18,742	11,784
Value added tax liability	7,464	8,778
Personal income tax withholdings	3,280	2,961
Payable to Social Security	1,574	1,604
Other public entities	6,557	7,466
Payable to tax authorities	18,875	20,809

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

	Balance 12/31/17	Balance 12/31/16
Deferred tax assets (Note 20.5)	100,975	112,953
Income tax receivable (Note 20.4)	15,214	13,555
Value added tax receivable	115	717
Other tax receivables	24	82
Receivable from tax authorities	139	799

As a result of law 8/2009 on the Financing of Radio Televisión Española and the definitive procedures for calculating, declaring, and paying the amounts included in Royal Decree 1004/2010 of August 5, which implemented law 8/2009 and ITC order/2373/2010 of September 9, approving the statements and prepayments set out in law 8/2009, the amount corresponding to 3% of the Company’s gross operating income billed is recognised under “Other public entities.” At December 31, 2017, the outstanding balance is 6,368 thousand euros (2016: 6,794 thousand euros).

20.4 Company tax

The detail of the calculation of Company tax expense is as follows:

	2017	2016
Consolidated separate income statement
Current income tax
- Current income tax expense	31,126	30,068
Change in deferred tax assets and liabilities
- Relating to increases and decreases in temporary differences	18,936	25,022
	50,062	55,090

	2017	2016
Consolidated statement of comprehensive income
Deferred taxes related to items recognized directly as other comprehensive income
-Net gain (loss) on disposal of assets arising from non-current assets held for sale	-91	—
-Tax rate adjustment	—	—
Deferred taxes charged directly as other comprehensive income	-91	—

	2017	2016
Consolidated profit before tax	247,408	225,815
Tax rate	61,852	56,454
Permanent differences	403	5,191
Utilization of unused tax losses	-5,252	-7,887
Other	-6,941	1,332
	50,062	55,090

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The reconciliation of net income and expenses for the year with tax results of the Company Tax is as follows:

	2017		2016
	P&L	Equity	P&L	Equity
Consolidated profit before tax:	247.408	—	225.815	—
Changes in the scope of consolidation	59	—	—	—
Permanent differences	1.611	—	20.764	—
Temporary differences	-21.009	—	-31.549	—
Taxable income	228.069	—	215.030	—

The Company tax payable was calculated as follows:

2017
Taxable income	228,069
Tax payable (25%)	57,017
Utilization of unised tax losses	-14,254
Deductions and rebates	-11,284
Withholdings	-40,028
Total income tax refund	-8,549

2016
Taxable income	215,030
Tax payable (25%)	53,758
Utilization of unised tax losses	-13,439
Deductions and rebates	-10,703
Withholdings	-36,292
Total income tax refund	-6,677

Refundable Company tax is as follows:

	2017	2016
Corporate income tax refundable, 2015	—	6,878
Corporate income tax refundable, 2016	6,665	6,677
Corporate income tax refundable, 2017	8,549	—
Total (Note 20.3)	15,214	13,555

20.5 Deferred taxes

Company tax law 27/2014, of November 27, modified the general tax rate to 28% in 2015, and 25% for subsequent years. As a result, the Company adjusted the deferred tax assets and liabilities from prior years based on the prevailing rate at the estimated

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

reversal date.

	Balance at	Income statement		Income and expenses directly resocognized	Balance at
2017	31/12/16	Increases	Decreases	in equity	31/12/17
Deferred tax assets
Provision for litigation	923	2,257	(923)	—	2,257
Depreciation deductibility limit	4,046	—	(2,372)	—	1,674
Loss-Investees	7,772	1,534	(408)	—	8,898
Other concepts	47,961	2,534	—	—	50,495
Unused tax deductions	52,251	182	(14,782)	—	37,651
Total deferred tax assets	112,953	6,507	(18,485)	—	100,975

	Balance at	Income statement		Income and expenses directly resocognized	Balance at
2016	31/12/15	Increases	Decreases	in equity	31/12/16
Deferred tax assets
Provision for litigation	806	117	—	—	923
Depreciation deductibility limit	6,296	—	(2,250)	—	4,046
Loss-Investees	10,208	1,377	(3,813)	—	7,772
Other concepts	51,507	—	(3,546)	—	47,961
Unused tax deductions	65,690	—	(13,439)	—	52,251
Total deferred tax assets	134,507	1,494	(23,048)	—	112,953

	Balance at	Income statement		Income and expenses directly resocognized	Balance at
2017	31/12/16	Increases	Decreases	in equity	31/12/17
Deferred tax liabilities
Other items	11,784	9,325	(2,458)	91	18,742
Other concepts	—	—	—	—	—
Total deferred tax liabilities	11,784	9,325	(2,458)	91	18,742

	Balance at	Income statement		Income and expenses directly resocognized	Balance at
2016	31/12/15	Increases	Decreases	in equity	31/12/16
Deferred tax liabilities
Other items	8,315	4,682	(1,213)	—	11,784
Other concepts	—	—	—	—	—
Total deferred tax liabilities	8,315	4,682	(1,213)	—	11,784

Deferred tax liabilities on intangible assets arise from the deductibility of goodwill and the license acquired.

The unused tax credits mainly relate to tax credits for investments in film productions. These tax credits may be used over the next 15 years since its accrual.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

	12/31/17	12/31/16
	(Thousands of euros)
Deductions pending 2012	5,107	14,338
Deductions pending 2013	7,060	7,060
Deductions pending 2014	10,444	10,808
Deductions pending 2015	8,614	8,614
Deductions pending 2016	7,140	7,140
Deductions pending 2017	12,130	—
	50,495	47,960

The Group estimates the taxable profits which it expects to obtain over the next fiscal years. It has likewise analysed the reversal period of taxable temporary differences. Based on this analysis, the Group has recognised deferred tax assets for tax credits and deductible temporary differences which it considers probable will be recoverable in the future.

The detail of the recorded deferred tax assets that the Group has yet to offset for the years 2017 and 2016 is as follows:

	2017	2016
	(Thousands of euros)
2004	—	12
2005	—	1,858
2006	—	103
2011	—	2
2012	—	—
2013	149,425	207,030
2017	1,178	—
	150,603	209,005

The Group has still not recorded deferred tax assets for an amount of 6,703 thousand euros as of December 31, 2017 and 2016, generated by a Group company prior to joining the tax consolidation group.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

21. Guarantee commitments to third parties

The breakdown, by nature, of the different guarantees at December 31, 2017 and December 31, 2016, is as follows:

	31/12/2017	31/12/2016
Nature of guarantee	Thousands of euros)
Guarantees provided
Surety bonds for contracts,concessions and tenders	49,182	8,977
Guarantees deposited with the tax authorities	9,029	9,029
Payments into court	38,106	38,031
	96,317	56,037
Guarantees received	15,156	16,187

	31/12/2017	31/12/2016
Nature of guarantee	(Thousands of euros)	(Thousands of euros)

Guarantees provided
Surety bonds for contracts,concessions and tenders	2,062	2,062

21.1 Guarantees provided

• At December 31, 2017, the Group had guarantees totaling 49,182 thousand euros, which are necessary for its sales activity (2016: 8,977 thousand of euros). The increase is mainly due to the guarantees provided in relation to certain comercial agreements, totaling 25,850 thousand euros.

• In addition, there is another guarantee provided in Publiespaña, S.A.U., amounting 11.000 thousand euros.

• The Group pledged a guarantee of 9,029 thousand euros (Note 16) with the Tax and Customs Control Department arising from its appeal against the tax settlement agreement of which the Department notified the Group on May 20, 2013, which confirmed the proposal given in the assessment from the tax inspection dated April 16, 2013. The assessment covered verifications and investigations for “Taxes on games of luck, bets, or chance” during the period from June 2008 to December 2011.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

• The Group submitted a 15.6 million euro guarantee with Section 6 of the National Court of Justice for the appeal against the administrative decision taken by the National Competition Commission on February 6, 2013 (Dossier SNC/0024/12), by virtue of which Mediaset Espana was declared to have breached different commitments, for which the Telecinco/ Cuatro operation was authorised; a fine was given equal to the amount of the above guarantee (Note 16).

• The Group submitted two guarantees amounting to 14,909 and 2,091 thousand euros, respectively to Madrid’s Commercial Court number 6, in compliance with the ruling of December 22, 2014 (Note 16).

• There are other judicial guarantees have been contituted totalling 5.506 thousand of euros.

21.2 Guarantees received

Under the Group’s advertising contracting procedures, deferred sales must be accompanied by performance bonds. The amount of the guarantees received in this respect at December 31, 2017 and December 31, 2016 is shown in the preceding table.

22. Share-based payment plan

As of December 31, 2017 no share option plans are pending to be granted.

During 2017 and 2016, no share option plans were agreed and therefore, no amounts were charged to the income statement related to these plans.

In 2016:

	Number of	Strike	Assignement
	options	price	day	From	To

Options granted	673,225	5.83	2011	27/07/2014	26/07/2016
Options caceled	(57,000)	5.83	2011
Options exerciset	(616,225)
Plan 2011	—
Total outstanding plans	—

The Group had treasury shares to comply with these commitments.

During 2016, the medium-term loyalty and incentive system was approved, which is referenced to the Company’s applicable listed value as of 2016, and designed for the Group’s directors and top management. The Plan’s main objectives are to award sustainable results, align top management’s interest with those of the shareholders,

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

while improving the remuneration mix.

This system, receives in equal parts, an annual contribution from each beneficiary and a contribution charged to the company, establishing a given amount that will be invested in the purchase of Mediaset España Comunicación S.A shares, and attributed to the beneficiary.

As of December 31, 2017 and 2016, two long-term incentive and loyalty Plans (PIF) have been registered, approved in 2016 and 2017, for the periods 2016 to 2018 and 2017 to 2019, respectively. Such Plans contemplate the attribution of free rights for the allocation of regular shares to senior executives and Executive Directors of the Group, conditioned to the achievement of business objectives in the said period and to the maintenance of the employment relationship at the end of the maturity period. The rights have been attributed provided that the beneficiaries allocate a part of their annual ordinary variable remuneration to the Plan in question, this amount being supplemented by the employer free of charge.

All the Plans are now in the maturity phase and cannot be exercised yet. They are included within the category of “Plans to be exercised through shares”, that is, they involve the delivery of treasury shares acquired by the company in the market.

	PIF (2016)	PIF (2017)
Approval date (Shareholders Meeting)	13 April 2016	27 April 2017
Maturity period	13/04/16 - 31/12/18	01/01/17 - 31/12/19
	60 following days	60 following days
Share delivery period	Shareholders Meeting 2019	Shareholders Meeting 2020

The movements of the long-term incentive and loyalty plans are as follows:

	PIF 2016	PIF 2017	Total
Rights assigned during the year	117.579		117.579
Rights expired during the year	(5.564)		(5.564)
Rights in force as of December 31/12/2016, 2(	112.015		112.015

Rights assigned during the year		92.570	92.570
Rights in force as of December 31/12/2017		92.570	204.585

During 2017, 726 thousand euros were charged on the income statement related to these plans (245 thousand of euros in December 2016) (Note 16).

The right to receive shares is subject to an existing working relationship at the end of each three-year period.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

These incentive and loyalty plans have been recognised at Fair Value:

Plan 2016: € 8.76 per share

Plan 2017: € 11.29 per share

This Fair Value has been determined as the stock average of the shares in the 30 calendar days prior to the Board of Directors approving the Consolidated Annual Accounts for the year prior to the allocation.

23. Income and expenses

23.1 The distribution of the net amount of the turnover corresponding to the ordinary activities of the Group is as follows:

	2017	2016
Activity
Advertising revenue	931,877	929,431
Revenue fron the rendering of services	47,368	47,578
Other	6,404	8,029
Total	985,649	985,038

The detail of the Group’s “Net turnover” broken down by geographical markets is as following:

	2017	2016
Spain	957019	965766
European Union	18255	14072
Rest	10375	5200
Total	985649	985038

23.2 The breakdown of “Staff costs” in 2017 and 2016 is as follows:

	2017	2016
Wages and salaries	89,186	89,641
Social security costs	16,032	15,871
Employee benefit costs	428	360
Total	105,646	105,872

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The average number of personnel at the Group, by professional category, was as follows:

	2017			2016
	Men	Women	Total	Men	Women	Total
Managers	76	40	116	77	39	116
Supervisors	39	43	82	35	44	79
Journalists	54	86	140	52	87	139
Other line personnel	440	466	906	445	460	905
Other line personnel	21	2	23	21	2	23
Employees under contracts for project work or services	7	6	13	7	6	13
Total enployees	637	643	1280	637	638	1275

The breakdown of personnel by professional category at December 31, is as follows:

	2017			2016
	Men	Women	Total	Men	Women	Total
Managers	76	38	114	77	41	118
Supervisors	41	43	84	37	43	80
Journalists	55	87	142	52	84	136
Other line personnel	437	462	899	440	468	908
Other line personnel	21	2	23	21	2	23
Employees under contracts for	7	4	11	5	4	9
Total enployees	637	636	1273	632	642	1274

The number of personnel with disability over 33% during 2016 by professional category was the following:

	2017	2016
	Total	Total
Journalists	1	1
Other line personnel	7	8
Total enployees	8	9

23.3 The breakdown of “Change in operating provisions” at the date of the statement of financial position, corresponds to the provision for doubtful debts is as follows:

	2017	2016
Charge for the year	513	891
Amounts used	(2,261)	(6,890)
Total	(1,748)	(5,999)

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

23.4 The breakdown of “Other expenses” in 2017 and 2016 is as follows:

External services	189,058	174,409
Taxes	26,945	27,466
Other expenses	1,709	4,828
Overprovisions	(6,553)	(3,160)
Total	211,159	203,543

Over provisions mainly include the reversal of the provisions explained in Notes 16 and 19.

23.5 Services provided by the auditors

“Other operating expenses” in the accompanying Consolidated Separate Income Statement includes the fees for the audit of the Group’s Consolidated Financial Statements in 2017, conducted by Deloitte, amounting to 206 thousand euros (220 thousand euros in 2016, by the auditors Ernst & Young, S.L.).

The fees for other professional services provided principally to the Parent Company by the principal auditor amounted to 66 thousand euros at December 31, 2017 (2016: 96 thousand euros).

23.6 The breakdown of the Group’s net financial income in 2017 and 2016 is as follows:

	2017	2016
Interest income	418	829
Interest expenses	(878)	(1,289)
Total	(460)	(460)

Finance income arises mainly from the interest on loans to related parties and interest arising from the investment of surplus cash.

Finance expenses arise from availability commissions associated to credit facilities.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

23.7 Exchange differences

The breakdown of the exchange differences in 2017 and 2016 is as follows:

	2017	2016

Exchange gains	2,845	354
Exchange losses	(3,607)	—
Total	(762)	354

The foreign currency transactions, which related to the acquisition of audiovisual property rights and distribution rights, amounted to $28 million in 2017 (2016: $27 million).

Additionally, the balance of “Accounts payable for audiovisual property rights” includes 12,701 thousand euros in US currency in 2017 (2016: 14,332 thousand euros).

“Trade receivables for sales and services” include 466 thousand euros in US currency in 2017 (2016: 965 thousand euros).

23.8 Operating leases

The breakdown of “Operating leases” in each year is as follows:

	2017	2016
	Miles de euros
Minimum lease payments under operating leases recognized in profit or loss	1.637	1.680

	1.637	1.680

The future obligations of operating leases assumed by the Group have a maturity of one year, and are for an amount similar to those assumed in the current year..

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

24. Earnings per share

The calculation of the weighted average number of shares outstanding and diluted at December 31, is as follows:

	12/31/17	12/31/16
Total shares issued	336.717.490	336.717.490

Less: Weighted own shares	-4.335.061	-7.929.915
Total shares outstanding	332.382.429	328.787.575
Dilutive effect of share options and free delivery of shares	—	68.535
Total number of shares for calculating diluted earnings per share	332.382.429	328.856.110

24.1 Basic earnings per share:

Basic earnings per share are calculated by dividing the net profit or loss attributable to the Group by the weighted average number of shares outstanding during the year, excluding the average number of treasury shares held in the year.

Accordingly:

	12/31/17	12/31/16	Change
Net profit for the year (thousands of euros)	197,496	170,997	26,499
Number of shares outstanding (Note 15.1)	332,382,429	328,787,575	3,594,854
Basic earnings per share (euros)	0.59	0.52	0.07

24.2 Diluted earnings per share:

Diluted earnings per share are calculated by dividing the net profit or loss for the year attributable to ordinary shareholders adjusted for the effect attributable to the dilutive potential ordinary shares by the weighted average number of ordinary shares outstanding in the year, adjusted by the weighted average number of ordinary shares that would be issued on the conversion of all the dilutive potential ordinary shares into ordinary shares of the Company. For these purposes, the conversion is deemed to take place at the beginning of the year or on the date of issue of the potential ordinary shares if such shares had been issued during the reporting period.

Mediaset España Comunicación, S.A. and Subsidaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Accordingly:

	12/31/17	12/31/16	Change
Net profit for the year (thousands of euros)	197,496	170,997	26,499
Number of shares for calculating diluted earnings per share	332,382,429	328,856,110	3,526,319
Diluted earnings per share (euros)	0.59	0.52	0.07

25. Related party transactions

25.1 Transactions with associates and shareholders

Transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this note. Transactions between the Group and its associates are disclosed below. Transactions between the Company and its subsidiaries and associates are disclosed in the Company’s individual Annual Accounts.

Non- current loans to related companies

Note 11 includes a non-current loan granted to Pegaso Inc., which amounts as of December 31, 2017 to 3,679 thousand euros (4,186 thousand euros as of December 31, 2016). At December 31, 2017, the participative loan granted to the company Alea Media, S.A. for an amount of 210 thousand euros and to the company Melodic Producciones, S.L. amounting to 480 thousand euros (see Note 25.1).

The breakdown of the financing terms between the Group and associates and shareholders regarding the established limits, balances drawn down, and maturities is as follows:

		Drawn		Drawn
	Current	down	Non-current	down
	limit	(Dr) Cr	limit	(Dr) Cr	Maturity

2017
Associattes or shareholders	—	—	—	—	—

2016
Associattes or shareholders	—	—	75,000	7,549	2019

The interest rates applicable to these credit facilities, excluding those arranged as participating loans, were EURIBOR plus a market spread for 2017 and 2016.

Financing provided to associates consists primarily of credit facilities or commercial

Mediaset España Comunicación, S.A. and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

loans.

The Group’s trade payables and receivables with related parties are as follows:

	31/12/2017		31/12/2016
	Receivable	Payables (Note	Receivable	Payables (Note
	(Note 13.6.1)	13.2)	(Note 13.6.1)	13.2)
Producciones Mandarina, S.L.	35	1,346	111	5,753
La Fábrica de la Tele, S.L.	14	6,544	1	8,766
Aunia Publicidad Interactiva, S.L.	262	36	478	59
Emissions Digitals de Catalunya, S.A.	0	0	144	1,908
Megamedia Televisión, S.L.	108	2,783	76	2,567
Supersport Televisión, S.L.	278	889	485	813
Grupo Mediaset Italia	676	2,202	92	2,258
Alea Media, S.A.	0	1,427	0	0
Melodía Producciones, S.L.	6	0	0	0
Total	1,379	15,227	1,387	22,124

The breakdown, by maturity, of the receivables from all the related parties is as follows:

		Maturities
2017	Balance	3 months	6 months	12 months
Investee	703	703	—	—
Mediaset Group	676	676	—	—
Total (Note 13.6.1)	1,379	1,379	—	—

		Maturities
2016	Balance	3 months	6 months	12 months
Investee	1,295	1,295	—	—
Mediaset Group	92	92	—	—
Total (Note 13.6.1)	1,387	1,387	—	—

Current payables to related parties by maturity are as follows:

		Maturities
2017	Balance	3 months	6 months	12 months
Investee	13,025	13,025	—	—
Mediaset Group	2,202	2,089	113	—
Total	15,227	15,114	113	—

Mediaset España Comunicación, S.A. and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

		Maturities
2016	Balance	3 months	6 months	12 months
Investee	19,866	16,290	3,576	—
Mediaset Group	2,258	2,258	—	—
Total	22,124	18,548	3,576	—

The outstanding amounts are unsecured and will be settled in cash. No guarantees have been given or received. No material provisions have been made for doubtful debts in relation to the amounts owed by related parties.

During the year, the Group companies performed the following transactions with related parties:

	Sales of googs		Other earmings		Purchase of goods		Other expenses		Purchase of rights
	2017	2016	2017	2016	2017	2016	2017	2016	2017	2016
Producc. Mandarina, S.L.	155	132	—	—	4,201	11,327	—	—	1,141	—
La Fdbrica de la Tele, S.L.	14	10	—	—	28,233	26,383	—	—	—	—
Megamedia Televisión, S.L.	314	257	—	—	8,924	6,809	—	—	544	208
Supersport Televisión, S.L.	1,641	1,829	—	—	8,111	9,818	—	—	—	—
Emissions Digitals de Catalunya, S.A.	45	850	—	—	4,228	8,032	—	—	—	—
Aunia Publicidad Interactiva, S.L.	616	724	—	—	92	84	—	—	—	—
Melodía Producciones, S.L.	15	—	10	—	—	—	—	—	1,601	—
Alea Media, S.A.	—	—	15	—	—	—	—	—	7,137	—
Grupo Pegaso	—	—	848	648	—	—	1,700	—	—	—
Grupo Mediaset Italia	1,763	1,610	—	—	1,576	1,534	1,337	1,420	—	280
Total	4,563	5,412	873	648	55,365	63,987	3,037	1,420	10,423	488

Dividends received from related entities during 2017 and 2016 were as follows:

	2017	2016
La Fábrica de la Tele, S.L.	1,289	1,682
Producc. Mandarina, S.L.	393	391
Megamedia Televisión	214	143
Supersport Televisión	446	350
	2,342	2,566

In addition, related party transactions include a consultancy service agreement between a Group company (Publiespaña) and a board member of the Parent Company for an amount of 654 thousand of euros for 2017 and 2016.

Mediaset España Comunicación, S.A. and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

25.2 Remuneration of Directors

The Company’s Board members earned total remuneration of 5,353 thousand euros and 5,370 thousand euros in 2017 and 2016, respectively, in the form of salaries and other compensation in kind.

The Company has not granted the directors any advances or loans and it does not have any pension or other obligations to them.

There were no new share option plans granted to directors during 2017 and 2016.

Other disclosures regarding the Board of Directors

Insofar as article 229 of the Companies Act, management has communicated that they do not have any conflicts of interest with the Company.

During 2017, amounts were paid for insurance premiums covering the civil liability of its directors for damage caused by acts or omissions in their position amounting to 57 thousand euros (66 thousand euros during 2016).

In 2017, no individuals represented the Company on governing bodies, as there were no legal person administrators in any of the companies.

25.3 Compensation to Top Management

Compensation paid to General Directors of the Company and individuals who discharge similar functions, excluding those who are also members of the Board of Directors, is summarised as follows:

		Total Compensation
Number of persons		(Thousands of euros)
2017	2016	2017	2016
22	24	8,029	7,907

A list of the top management is included in the accompanying Corporate Governance report.

The remuneration consists of a fixed amount and a variable amount. The variable remuneration is determined by applying a percentage to the fixed remuneration in each case, based on the extent to which certain annual targets are met.

In 2016 and 2017, top management were not assigned share options.

Mediaset España Comunicación, S.A. and Subsidiaries

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2017

(Expressed in thousands of euros)

26. Significant events after the reporting date

Nothing significant to report.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

THE SPANISH ECONOMY 2017

The data on economic developments available at the date of preparation of these consolidated financial statements indicate that in 2017 the Spanish economy will have advanced 3.1%, equalling the record of the previous two years to show that the recovery that began in 2013 has been stably maintained over time in spite of the Catalan political crisis, but while it could have some effect on economic activity, it seems to be rather limited in scope and in line with what was expected. It is also estimated that private consumption could have grown by around 2.5% in the year, a figure that, although five tenths below the record of the previous year, confirms a positive figure in a component of the GDP that is very relevant for our sector.

In terms of employment, this good evolution of the economy could have resulted in a fall in the unemployment rate to 16.1% at year end, with a net creation of employment in the period of around 500,000 people.

This growth continues to be higher than the average for the Eurozone countries, whose increase is estimated to be around 2.4% in 2018, after the considerable improvement experienced in 2017, a year in which these economies have reached higher records as expected, noting the best growth data since 2007, with countries, such as Italy and France, which after years of very sharp decline have seen their GDPs grow well above the averages of the last years.

As for the rest of the world, it is estimated that the average growth will be around 3.6%, while in the United States we find a 2.2% advance that positively compares to the +1.6% record experienced in the previous year.

The Latin American economies also show signs of improvement, given the case (we refer mainly to Brazil and Argentina, two of the largest countries in the region) that the negative growth we witnessed in previous years has turned positive, while Mexico continues along a path of stable growth despite the uncertainties related to the potential impact of the protectionist trade measures defended by President Trump.

With regard to Asia and, especially, to China as the largest economy in the area, the growth records show continuity in relation to those of previous years without, at the moment, showing signs of the observed trend stopping.

On the other hand, and in spite of the nervousness caused by the populist movements that triumphed in 2016 and among which the apOproval of Brexit and the election of Donald Trump as president of the United States in November of that year stand out in a very significant way, the result of the electoral processes carried out in 2017 (particularly in France and Germany) seems to have confirmed a climate of greater stability and orthodoxy with regard to economic policy.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

At the date of preparation of these consolidated financial statements, it seems that in 2018 we will see a continuation of the good economic management noted in 2017, both in terms of the United States, where the expansive fiscal policies put into operation by the Trump Administration allow us to expect higher growth than that experienced in 2017, as in Europe, where the GDP of the EU countries is expected to rise above 2%.

As for Spain, the estimates point to a GDP evolution that is still above the European average, although somewhat more contained than in previous years (the consensus is 2.6%), but which would ultimately guarantee positive behaviour of private consumption and also an additional reduction in the unemployment rate up to (always according to the consensus of analysts) levels of around 15%. This lower growth is explained by the rise in oil prices, a lower momentum of the expansionary monetary policy, the exhaustion of domestic demand, a neutral fiscal policy and some residual effect of the Catalan political situation.

It is expected, therefore, that all components of private demand will grow in 2018 in Spain, with private consumption rising.

In this environment of moderate but steady growth, it remains to be determined whether finally the European Central Bank (ECB), in view of the positive developments in the Eurozone economies and the emergence of positive inflation rates will begin to change the expansive monetary policy put into practice in recent years, which would imply a rise in interest rates, which are currently at historic lows. In these moments it seems reasonable to speculate that the ECB will be cautious and that it will modify its policy only when the structural imbalances that justified the quantitative easing measures have disappeared and unequivocal confirmation of the absence of deflation as well as the transit through a path of sustained economic growth have been unequivocally confirmed.

ORGANISATIONAL STRUCTURE

The corporate purpose of Mediaset España Comunicación, S.A. is the indirect management of the public television service. As of December 31, 2017, it commercially operates seven television channels (Telecinco Fiction Factory, Boing, Cuatro, Divinity, Energy and BeMad). Additionally, it is the head of a Group of companies known as Grupo Mediaset España Comunicación.

The Share Capital of the Parent Company is distributed as follows at the close of the 2017 and 2016 fiscal years:

	2017	2016
Owner	% Interest	% Interest
Mediaset S.p.A.	50,20	50,20
Free float	47,04	49,80
Treasury shares	2,76	—
Total	100,00	100,00

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The activity of the Group focuses on the exploitation of advertising on the television channels of which it is a concessionaire, as well as the performance of analogous and complementary activities related to said activity, such as:

• Audio-visual production

• News agency

• Promotion Advertising

THE TELEVISION BUSINESS IN 2017

As indicated in the Management Reports accompanying the consolidated financial statements for the years 2015 and 2016, investment in TV advertising grew by 6.4% in the former and 5.5% in the latter, records which, sequentially, showed a very slight decreasing behaviour in terms of margins that was explained because, on the one hand, the comparisons with the previous years were increasingly demanding and, on the other, because TV advertising had begun to take off at least six months before the economy as a whole took off, a factor that tended to displace the bases of comparison as the cycle became established.

With regard to 2017, official TV advertising market data released by Infoadex shows growth of 1%, a significant lower figure than last year and lower than the increase in GDP experienced during the year.

In fact, this final figure is a reflection of the great year-on-year volatility that has been observed throughout the year, with very different quarterly evolutions and, particularly, with a second quarter that, after a robust start to the year, recorded a negative development, something that has not occurred since before the start of the market recovery.

As of July, advertising started to behave in a slightly more positive way with respect to the previous year, demonstrating that, although flatter than in the initial phase of the advertising recovery cycle after 2013, in which the growth multiple was several times higher than GDP, its evolution was still correlated with it.

In any case, as already stated in the Annual Corporate Management Report for 2016, this year has confirmed that advertisers remain very careful in planning their campaigns and very tactical in deciding at what point to invest, which has resulted in greater market volatility both month by month and each quarter.

On the other hand, the 2017 data confirms once again that TV advertising continues to be the predominant medium in the global advertising market as a whole, with a weight of 40%, that is, only five tenths less than the percentage recorded in 2016, and this is despite the strength shown by online advertising, which, with the data available at the date of preparing this Management Report, already reaches 28.9% of the global advertising.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

Once again, television consumption (measured in minutes per viewer and day) has continued to show strength since, although with decreases from the historical highs reached in mid-2013 (data which, on the other hand, were surely inflated by the severity of the economic crisis), it continues to record some of the highest figures in our environment, which is undoubtedly a clear sign of the good health of the television medium as a commercial communication tool.

As for prices, they have continued their recovery in the year, albeit at a slower pace than in previous years, it estimated that at year-end half of what was lost from the market highs registered in 2007 would still have to be recovered, while advertising occupation approached levels close to full occupancy in the year.

Regarding Mediaset Group, it is worth noting that in 2017 we have achieved a share of 43.3% of investment according to Infoadex data, a record identical to that of 2016, which is worthy in itself, as in 2017 there was no important sporting events, whereas in the previous year the football European Championship hosted by France was broadcast. This percentage places us 1.9 points away from our main competitor, which scores 41.4%, a distance 0.7 points higher than in 2016.

“As for the audience, the data of the year” show that our Group continues to be a world leader with a 27.3% audience share and marks a 0.8 points difference with our main competitor, all this in a year in which no relevant sporting events have been broadcast and the new channels that were granted at the end of 2015 have been fully operative throughout

The Telecinco channel has once again led the audience with 12.4%, 1 tenth of a difference from its main competitor while Cuatro reached 5.9% and the rest of the thematic channels of the Group 9%, that placed them at a distance of 1.7 points compared to its main competitor’s the thematic channels, all in a television year which, in the last part, was marked by the impact of the Catalan crisis in terms of audiences and their political news component.

Comparing the Group’s results in 2016 with those of 2017, the following can be seen:

•                  Operating income increased from 991,983 thousand euros in 2016 to 996,257 thousand euros in 2017, mainly due to the increase in advertising revenues during the year.

•                  Operating expenses go from 767,548 thousand euros in 2016 to 750,917 thousand euros in 2017, a reduction that reflects both the impact of the European Football Championship in the previous year and the continuation of the traditional cost management model that is fundamental part of the Group’s business strategy.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

•                  Finally, the Parent Company’s net result for 2017 stood at 197,496 thousand euros compared to the 170,997 thousand euros recorded in 2016, a very significant improvement that is primarily explained by the recovery of operating margins experienced in the year as result of both the increase in operating income and, in particular, from the control of expenses.

DIVIDENDS

In 2017, an ordinary dividend was distributed with a charge to the 2016 results amounting to 147,201 thousand Euros, a figure that was supplemented by an extraordinary dividend of 28,519 thousand Euros.

INVESTMENT IN RIGHTS AND IN CINEMA

The Mediaset España Group continues with its investment in audio-visual rights policy, applying a careful selection in terms of type and content in order to sustain future audience ratings and ensure optimal advertising exploitation.

Likewise, the Group places special emphasis on investment in national production series.

The activities undertaken by Telecinco Cinema are worth highlighting, a wholly owned subsidiary of the Group in charge of the legally required film production of TV concessionaires to allocate 3% of operating revenue towards Spanish and European film production.

As investment in film production arises from a legal obligation and not a decision made freely by the network, the Group has opted for quality and ambitious projects based on global strategic criteria guiding its activity in this field. Where possible, it opts for productions of a certain size and scope that are apt for international showing, taking into account market conditions and the Group’s financing capacity, as this obligation outweighs the revenues generated, regardless of the trend and without any consideration to costs incurred or margins obtained.

In short, the aim is to efficiently combine financial capability, talent, profitability, and opportunities for our brightest and most promising professionals in order to maximise the return on investment -in light of global conditions, maximum importance is attached to this- considering that the activity is not voluntary, and to produce films that combine quality and commercial appeal under the Group’s distinctive logo.

In line with the fantastic results obtained in 2015 and 2016, 2017, once again this was an extraordinary year, with four productions released which, as a whole, have attracted 8 million spectators and raised 47 million euros, which is no less than 48% of the box office raised by the 188 Spanish films released in the year. Those titles are:

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

“Es por tu bien”: a comedy that grossed 9.5 million euros and was seen by 1.5 million viewers in theaters, currently negotiating the possibility of selling “remake” rights to several countries.

“Tadeo Jones and the Secret of King Midas”: directed by Enrique Gato, this is the second part of the adventures of this animation hero. Takings of almost 18 million euros and 3.2 million viewers in cinemas, he won the Goya Award for the best animated film.

“Marrowbone”: is Sergio G. Sánchez’s debut film, screenwriter of, among others, “El Orfanato” and “The Impossible”; premiered in October, it took 7.3 million euros, was seen by 1.2 million viewers and has been sold internationally in more than 80 territories.

“Perfectos Desconocidos”: was released in December, it is undoubtedly the comedy of the year, at the date of preparation of this Management Report it had grossed more than 20 million euros and still present in the Top 10 Spanish box office. It is a “remake” of the successful Italian production of the same title and, directed by Alex de la Iglesia, and has a cast of top actors and actresses.

With regard to 2018, four fiction feature films and a documentary will be released, namely:

“El Cuaderno de Sara”: released in early February, it has grossed 3 million euros at the date of preparation of this Management Report and continues at the top of the box office rankings.

“Sanz”: is a documentary that revolves around Alejandro Sanz and his work, its premiere scheduled for the month of April.

“Yucatán”: will arrive in theatres at the end of August. It is a comedy directed by Daniel Monzón, who has already directed “Celda 211” and “El Niño”. Its central characters are Luis Tosar and Rodrigo de la Serna.

“Superlópez”: is the film adaptation of the famous Spanish comic. Directed by Javier Ruiz Caldera and starring Dani Rovira, it will reach the screens in November.

2018 will be an intense year for filming: In June “Lo dejo cuando quiero” will begin shooting, a remake of the popular Italian comedy “Smetto quando voglio” will be directed by Carlos Theron (“Es por tu bien”) while in summer filming will begin on the high budget English thriller “Waydown” directed by Jaume Balagueró (Sleep Tight, REC) and, in October “Si yo fuera rico” a remake of a French comedy that will be filmed by Álvaro Fernández Armero. Finally, at the end of the year Salvador García Calvo (“Los últimos de Filipinas ”) will move to Africa with “Un mundo prohibido”, a story of child’s survival in an environment of misery. In the same month the filming of the third part of the Adventures of Tadeo Jones will begin.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

INTERNET

Our Group has reinforced its commitment to digital activity during 2017, in the overall calculation of the year the company has managed to become the company with the largest video consumption online in the audio-visual sector with a monthly average of 81.1 million videos viewed compared to the 59.4 million registered by its main competitor. In addition, and with an average of 348 million minutes seen per month, it is placed sixth in the global Internet ranking after Google Sites, Openload, Facebook, Vevo and Broadband TV.

Once again, the users loyalty towards the Mediaset España’s webs has been demonstrated throughout the year, registering a monthly average video consumption per viewer that stands at 3 hours and 53 minutes, a figure far ahead of that which its main competitor has (1 hour and 37 minutes).

On the other hand, unique users have increased by 8.2% compared to the previous year to reach 11.5 million, placing Telecinco.es (7.7 million unique users and 26.7 million videos seen as a monthly average in the year) well ahead of its main competitor, which has scored 7.1 and 3.7 million respectively), while Mitele, with an average of 2.5 million unique users and 48 million videos viewed per month, is also ahead of the competition, something which is also repeated in terms of minutes consumed.

It should be noted that during the first half of 2017 the Group’s main websites were updated to achieve a better adaptation to both the new technological environment and changing consumer habits, resulting in mobile consumption of our content now exceeding 76%.

These modifications have made it possible to homogenise the browsing experience and optimise the content load while reducing loading times and improving advertising formats without penalising user navigation.

From an editorial point of view, the efforts to reach new audiences have been renewed during the year, especially with regard to the new MTMad Internet video channel, which has boosted the Group’s digital content offer and multiplied its value for advertisers and users.

Also, in 2017, new projects have been launched such as a new website with digital content and another dedicated to promoting sports that includes stories of achievement, effort and solidarity.

In the area of children and youngsters, a new entertainment platform has been created in HD and accessible from Mitele.es equipped with parental control.

Finally, at the end of 2017, a subscription alert system was put into operation to better inform users about the news on our websites and efforts have been multiplied to improve our content’s positioning on search engines.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

TREASURY SHARES

The Company owns 9,282,275 treasury shares whose nominal value as of December 31, 2017 represents 2.76% of the share capital (4,641 thousand euros of nominal value), being below the maximum allowed by the Companies Act for listed companies.

The increases as of December 31, 2017 correspond to the implementation of the Share Repurchase Plan approved on February 23, 2017.

The decreases as of December 31, 2017 are mainly due to the remuneration of employees through shares.

The book value of the treasury shares at 31 December 2017 amounted to 100,500 thousand euros (0 thousand euros at December 31, 2016).

PAYMENTS TO SUPPLIERS

During 2017, the average payment to the Group’s national suppliers was 70 days.

This difference is notable when compared to the maximum stipulated by payment arrears regulations and is exclusively due to the rigorous control exercised by the Group with regard to commercial and tax requirements to be met by invoices received, meaning that they are not paid until the incidents detected have not been resolved. The Group scrupulously meets its commitments with regard to legislation aimed at battling late payments.

MEDIASET ESPAÑA SHARE PRICE

The year 2017 began in a climate of considerable political uncertainty, derived both from the events that occurred in 2016 (“Brexit”, election of Donald Trump as president of the United States) and the relevant electoral processes scheduled for the year (France and Germany fundamentally), all of which seemed to point towards a stock market marked by volatility.

However, the markets’ reaction was the opposite to that expected, with most markets observing sustained growth and historical records were reached in the United States, Germany and the United Kingdom.

In this sense, the best behaviours with regard to European markets took place in the FTSE, in the Italian FTSE MIB (+ 13.6% in the year), the German DAX30 (+ 12.5%), CAC40 French (+ 9.3%) and British FTSE100 (+ 7.6%), while the Euro Stoxx50, the European benchmark index that brings together the largest listed companies in the continent, was revalued by 6.5%.

The United States, have reached the most relevant indicators, as previously stated, historical highs; the Nasdaq closed the year with an increase of 28.2% followed by the Dow Jones which grew by 25.1%, while the S&P500 was revalued by 19.4%.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

The conclusion is that good macroeconomic data at a global level added to low volatility have encouraged investors to opt for equities.

With respect to Spain, the IBEX35 rose by 7.4% in the year (which is the best figure since 2013), with 24 stocks on the rise and with an interannual evolution marked by a very positive first part (up to May the increase was almost 20% surpassing 11,100 points) and one last evolution marked by the Catalan political crisis that resulted in many investors withdrawing from the market fearful of the possible negative consequences of the process. The final balance was that the market closed positively in seven of the twelve months of the year, reaching minimums on January 23 (9,305 points) and reaching its highest record on May 5 11,120 points), Santander, BBVA and Telefónica being the most traded securities in the year (40% of the total volume thereof).

Regarding Mediaset España, the share price closed the year at 9.36 euros, with a drop of 16.1%. The maximum price was registered on May 4 when it reached 13 euros; from there, and coinciding with the uncertainties concerning the status of a foreign broadcaster, which produced a contagion effect to other operators in the sector, the share price began to fall, until on November 10 it registered its worst record (8.62 euros).

The daily average shares traded during the year was 1,290,029 (equivalent to 14,153 thousand euros), down 19% over the previous year and the total traded volume stood at 3,609.124 thousand euros, with a negative variation of 14.5% with respect to the previous year. The total volume of shares traded stood at 354.3 million compared with 411.5 million the previous year, the month of May being the month in which the most Mediaset España shares were traded, coinciding with the annual dividend payment.

The market capitalization of Mediaset España as of December 31, 2017, was 3,151.339 thousand euros, which ranked it 30th in the lbex35 and, despite having lost around 603,061 thousand euros in capitalisation in the year, it continued once again as an undisputed leader among the Spanish companies in the sector, with a capitalisation of 33% higher than all of them and making a difference of 1,187,463 thousand euros with respect to its main competitor AtresMedia, which allowed it to position itself in fourth place within of the European broadcasters, immediately behind ITV, Prosieben and Mediaset SpA.

CORPORATE GOVERNANCE

Good practice in corporate governance means establishing rules, principles, and incentives at companies that help safeguard the interests of the company and its shareholders, and guarantee greater transparency in management.

Mediaset España’s commitment to the regulations and principles of good governance has been evident since it first was listed on the market in 2004. Since then, our focus has been on adapting our different regulating bodies to the Code of Good Governance

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

as well as others, which were inexistent until now: our Code of Ethics is obligatory for any natural or legal person collaborating in any and all capacities with us, as well as the Rules of Internal Conduct of Mediaset España Comunicación, S.A. and subsidiaries with regards to the stock market.

This also contemplates a review of the quantitative and qualitative composition of the Board of Directors and the Committees in order to comply with recommendations in this regard.

Verification by independent auditors of our Reports of (i) Corporate Governance, (ii) Remuneration Policy (Deloitte) and (iii) Corporate Responsibility (PricewaterhouseCoopers) as well as submitting the latter to a binding vote by the Ordinary General Meeting, which have rated it op among IBEX-35 companies in a study of Corporate Governance compliance, as do other specialized institutions.

Additionally, based on the legal regulations that have come into force in the year, this report is accompanied by the “Non-Financial Information Report” for 2017.

HEDGING FINANCIAL RISKS

The Company uses financial instruments to hedge the impact of foreign exchange differences in connection with transactions (primarily the acquisition of external production rights) denominated in foreign currency. These hedges are designed to offset the impact on the income statement of exchange-rate fluctuations in outstanding amounts payable on these transactions. Specifically, the Group buys foreign currency for the said amounts payable so as to match the forecast payment dates.

RISK CONTROL

The Group’s risk management policies are described in Note 13.5 of the accompanying consolidated financial statements.

RESEARCH AND DEVELOPMENT

The Group’s biggest investments concentrate on current and future content broadcast by our Group. It does not have a specific R&D department, although innovation is one of our crucial areas of development.

ENVIRONMENTAL ASPECTS

Given the Group’s activities, it has no environmental liabilities, expenses, assets, provisions or contingencies that could be significant in relation to the Group’s equity, financial position and results.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

SIGNIFICANT EVENTS AFTER THE REPORTING PERIOD

At the date of preparing this Management Report, no significant events have occurred after the end of 2017.

CAPITAL STRUCTURE

The Company’s share capital amounts to 168,359 thousand euros, representing 336,717,490 shares as of December 31, 2017 and 2016. All of them are represented by book entries and are of the same class.

The Company’s shares are listed on the Madrid, Barcelona, Bilbao and Valencia Stock Exchanges. The ISIN Code is ES0152503035.

As of January 3, 2005 Mediaset España Comunicación, S.A. is a company listed on the IBEX 35.

THE COMPANY’S BUSINESS OUTLOOK

It is a well-known fact that our business is mainly dependent on advertising, which in turn has historically been closely and directly linked to private consumption trends and its perspectives, as well as disposable family income and unemployment figures. However, a perspective on how these variables interact must be based on a sufficient period of time; otherwise, results can be misleading.

In addition, this correlation is affected by the duration of the advertising cycle and by the time in which the activity takes place.

It is therefore superfluous to highlight that our Group’s business in 2018 cannot be separated from the general macroeconomic context in which we operate, nor from the correlated figures, although this interdependence would have to be qualified with the factors of cyclicality and of year-on-year volatility already mentioned.

It has already been explained in this Management Report that the data for 2017 shows that the Spanish economy has continued to grow at a sustained pace and showing one of the highest rates in our environment, estimating that in 2018 the main macroeconomic variables will continue increasing, although at somewhat lower levels as a result of the end of a tailwinds that were present in past years and also as a consequence of the political situation in Catalonia.

In this sense, if we consider the most authoritative economic forecasts, it is expected that the Spanish GDP growth this year will be slightly less than in 2017 (the consensus stands at 2.5% increase in private consumption advancing at a rate somewhat less). Of course, these forecasts do not take into account exogenous or imponderable factors in the international arena that could affect our economy.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

With regard to the activity of free-to-air television, we hope that the process of consolidation and normalisation of the sector that we have witnessed in recent years will continue, we do not foresee a change in the existing operator and channel landscape that was left fixed after the allocation of six new channels at the end of 2015.

We also hope that the advertising cycle will continue upwards as a result of the underlying economic growth; in this context, the recovery of advertising prices, which were so severely punished during the crisis, will continue to be a priority although it will be more in line with the point of the cycle in which we find ourselves and always in the characteristic volatile environment in the short term that has been a constant in recent years.

We also expect that, based on the data of both television consumption measured in minutes / day and the weight of free-to-air television in global audio-visual consumption through the different platforms, the participation of television advertising revenues in global advertising as a whole is stable as it has been in recent years, a demonstration of the importance of TV as a means of distributing advertising messages because of its penetration, simultaneity in its reach to consumers, uniformity in methods for measuring audiences, impacts and security of its surroundings, as it is a highly regulated environment.

We will also continue our efforts to ensure the distribution of our content across all platforms and devices available to viewers (TV, online platforms, etc.), investing both in financial resources and personnel on line with what we have been doing in recent years, always with a strategy based on selling advertising across various media as the primary source of income.

In this changing market and with the new ways of distributing audio-visual content, our Group’s business strategy will continue to focus on maintaining our leading position both in terms of audience and the exploitation of the advertising market, with a strong presence in terms of in-house produced content both through our own means and in association with independent producers that include those in which we have a non-controlling interest.

Indeed, we consider that a powerful and varied in house production is a singular point of strength both to provide us with exclusive content that has historically been blessed by the public’s support and to compete effectively with the new players operating in the Spanish market.

We will also continue with the marketing strategy for in-house production, which, although it still represents a small percentage of our revenues, it has been progressing at a good pace in recent years and is a profitable business line with a future.

In terms of costs, we will continue with our traditional approach, with the objective of adapting ourselves to the environmental conditions that affect income generation and helped by the weight of our in-house production, to determine an optimal basis that

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

allows the maximisation of our margins and our cash flows taking advantage of the operating leverage that is inherent to our sector.

In reference to our programming grid we will continue to exploit the genres that have historically been enjoying the audience’s support and that have made us the leading Group, as well as our strategy of diversification and targeting audiences through our family of channels in order to achieve a better rapport with the audience and also a more effective business card for our clients. In this context, we believe the broadcast of the 2018 Russian Football World Cup matches acquired will be the perfect complement, for its notoriety and relevance, to underpin our business strategy in the year.

Finally, maintaining a solid financial and equity position (while remaining debt-free and with positive cash- flow), thereby making it possible to objectively and independently consider operational and business opportunities as they arise within the context of the current ever-changing environment, while bolstering the Group’s competitive edge in the face of the high financial leverage which affects the majority of the companies competing in its sector.

Also, once our sector’s economic situation seems more normalised, we will maintain our shareholder remuneration policies based on distribution (using the different measures at our disposal, dividends, the purchase of treasury shares, or others) of surplus cash.

Rules governing the appointment and replacement of board members, the amendment of the Articles of Association and the powers of the members of the Board of Directors, in particular those relating to the possibility of issuing or repurchasing shares.

A. Rules applicable to the appointment and replacement of Directors.

Article 41 of the Articles of Association- Appointment of Directors

1.              Board members will be appointed following the agreement of the General Meeting, notwithstanding when the appointments are made using the proportional system adopted under the requirements established in the applicable law.

2.              The position of board member may be waived, revoked and reappointed once or several times. The appointment of the board member shall take effect upon its acceptance.

3.              Should vacancies arise during the term of office that the board member was appointed for, the board may appoint persons for these posts from among the shareholders until the first General Meeting takes place. Likewise, if vacancies arise once the General Meeting is convened and before it’s held, the Board of Directors shall appoint a Director until the next General Meeting is held.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.              Persons who are involved in any incompatibility or prohibition provided for in the Act, Articles of Association or the Board of Directors Regulations may not be appointed as Directors.”

Article 54 of the Articles of Association- Directors Term of Office

1.              Each director will be elected for a four-year (4) term, with the possibility of reelection one or more times for the same duration period(s). Once the term is concluded, the appointment will expire once the next General Meeting is held or the legal term for calling the next General Meeting has expired.

2.              Independent directors will be able to hold their appointments for a maximum term of twelve (12) years, without the option for re-election upon completion of this term except with a favourable reasoned report from the Appointments and Remuneration Committee.”

Article 55 of the Articles of Association- Removal of Directors

1.              Directors will leave their positions when it has been decided at a General Meeting, when they give notice of their termination or resignation to the Company and upon completing the term for which they were appointed. In this last case, termination will become effective on the date of the first General Meeting.

2.              Directors must offer to resign from the Board of Directors and if considered necessary, formalise their resignation in the following cases: (a) upon reaching eighty five (85) years of age; (b) upon termination of their appointments as executives in association with which they were appointed to the Board of Directors; (c) when, due to unforeseen circumstances, they are found to be involved in any of the incompatible or prohibited situations applicable; (d) when the Appointments and Remuneration Committee issues a serious warning for infringing their duties as directors; (e) when their presence on the Board may put at risk, for any reason, directly, indirectly, or through the persons related to them, the loyal and diligent exercise of their functions in accordance with the interests of the Company or negatively affect the credibility and reputation of the Company; or (f) when the reasons for which they were appointed cease to exist.

3.              When directors voluntarily resign before completion of the term, they must send a letter to all the members of the Board of Directors setting out the reasons for this resignation. Similarly, the Company must communicate the resignation to the Spanish Stock Exchange Commission as a relevant fact and explain the reasons behind the resignation in the Annual Corporate Governance Report.”

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

B. Rules applicable to the amendment of the Company’s Articles of Association.

Article 34 of the Articles of Association- Adopting Resolutions

1.                                      The Annual General Meeting, ordinary or extraordinary, shall adopt resolutions by the majority required by the applicable law. Each voting share, either present or by way of representation at the Annual General Meeting, shall have the right to one vote.

2.                                      The majority necessary to adopt a resolution will require the favourable vote of a simple majority of the shares with the right to vote, present or by way of representation at the Annual General Meeting, it being understood that a resolution is adopted when you have more votes for than against of the capital present or represented. Except for cases where the Law or these Articles establish a greater majority.

In particular, when at second call shareholders representing twenty-five percent (25%) or more of the share capital with voting rights without reaching fifty percent (50%), the resolutions referred to in Article 25.2 above may only be adopted by the favourable vote of two-thirds (2/3) of the shares represented at the Meeting. When shareholders representing more than fifty percent (50%) attend, it will be sufficient that the agreement is adopted by an absolute majority of the shares represented. “

C.- Powers of the members of the Board of Directors and, in particular, those relating to the possibility of issuing or repurchasing shares.

These powers are regulated firstly in the Company’s Articles of Association and secondly in the internal code of conduct.

A. Article 37 of the Articles of Association regulates management and supervisory powers as follows:

1.                                      Except for matters reserved solely to General Meeting by Law or the Articles of
Association, the Board of Directors is competent to adopt the resolutions in all kinds of matter, being the Company’s highest decision-making body.

2.                                      Without prejudice to the Board of Directors’ widespread powers to manage, direct, represent, and administer the Company, the Board of Directors will basically focus its activity on defining and supervising the Company and Group’s general management strategies and directives, and communicate, coordinate, and monitor the implementation of their general strategies, policies, and guidelines. The main purpose is to create value for shareholders, based on general trust in delegating the management and handling of the Company’s

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

ordinary business to its delegated bodies and management team.

3.                                      In any case, the Board of Directors has exclusive competence over the following matters, which may not be delegated:

i.                                                        Its own organisation and functioning.

ii.                                                     Calling the General Shareholders meeting, preparation of the agenda, and proposed agreements.

iii.                                                  Formulation of the annual financial statements, the management report and the proposal for the distribution of profits as well as the Annual Accounts and Consolidated Management Report, and, its presentation to the General Meeting Board.

iv.                                                 Formulation of any report required by Law at any time to the Board of Directors, as long as the operation referred to in the report cannot be delegated.

v.                                                    Appointment of directors by co-optation and proposals to the General Meeting for the appointment, ratification, re-election, or removal of directors.

vi.                                                 The appointment or replacement of, or where applicable, of the Company’s CEO, as well as the establishment of their contractual conditions.

vii.                                              Designation and re-election of internal positions on the Board of Directors and members of committees.

viii.                                           In accordance with the Articles of Association, the establishment of the remuneration of the members of the Board of Directors, to be proposed by the Appointments and Remuneration Committee.

ix.                                                 Formulation, of the Directors Remuneration Policy Report in accordance with the applicable law and corporate governance recommendations following a favourable report previously issued by the Appointments and Remuneration Committee.

x.                                                    Interim dividend payments.

xi.                                                 Announcement of any takeover bids regarding securities issued by the Company.

xii.                                              Approval and amendment of the Board of Directors Regulations governing its organisation and internal operations.

xiii.                                           Formulation of the Annual Corporate Governance Report.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

xiv.                                          Exercising the powers delegated by the General Meeting Board when the option for delegation is not available and to exercise any functions given to it at the General Meeting, unless sub-delegation had been expressly authorised.

xv.                                                                              The approval, following the previous report of the Appointments and Remunerations committee, of operations of the Company or the companies of the Group carried out with the Directors, in accordance with the applicable regulations, or those operations, with shareholders, individually or jointly with others, of a significant participation including shareholders represented on the Board of Directors of the Company or other companies of the Group or with persons related to them. Directors that are affected or represented or are related to affected shareholders, will not participate in the deliberation and vote of such an agreement with the exception of those transactions established by the Law at any given time.

Board approval is not necessary (based on a report from the Appointments and Remuneration Committee) for related Company transactions performed, simultaneously contemplating the three following conditions: (i) they are performed under contracts with standard terms and conditions and applied in masse to multiple customers; (ii) they are performed at prices established in general terms by the supplier of the goods or service in question; and (iii) the amount in question does not exceed 1% of the Company’s annual income.

xvi.                                          Approval of any kind of investments or transactions which, by their amount or special characteristics, are strategic or have a special tax risk, unless their approval corresponds to the General Shareholders’ Meeting.

xvii.                                       Entering into any contract or formation of any legal relationship between the Company and a third party valued at more than 80,000,000 Euros, unless their approval corresponds to the General Shareholders Meeting.

xviii.                                    Determination of the general policies and strategies of the Company, in particular:

a)  Approval of annual budgets and the strategic plan, if any.

b)  Approval and supervision of the management objectives and the dividend policy.

c)  Approval and supervision of the investment and financing policy.

d)  Define the Group company structure of which the Company is parent.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

e)  Approval and supervision of the Corporate Governance policy of the Company and the Group.

f)  Approval and supervision of the Corporate Social Responsibility policy.

g)  Approval of the Executive Directors remuneration policy to be voted on at the General Shareholders Meeting.

h)  Approval of the Company’s treasury stock policy.

xix.                                          Determine the Company’s tax strategy.

xx.                                             Performance evaluation of the Company’s executive directors.

xxi.                                          Supervise the effective functioning of any Committees created as well as performance of delegated bodies, as well as any designated directors.

xxii.                                       Approval and follow-up, based on the Audit and Compliance Committee Report, risk management and control policy including those which are tax-related, as well as the supervision of internal information and control systems.

xxiii.                                    The appointment and removal of senior management who report directly to the Board of Directors or one of its members. Also, the establishment of the basic contractual terms, including their remuneration.

xxiv.                                   Approval of financial information that the Company must periodically publish at the request of the Audit and Compliance Committee.

xxv.                                      Approval of the creation or acquisition of ownership interests in special-purpose entities or companies domiciled in countries or territories considered to be tax havens and any transactions or operations of a similar nature which, due to the complexity thereof, may adversely affect the Company’s transparency.

xxvi.                                   Authorisation or removal of commitments assumed from loyalty in accordance with legally-established imperatives and exemptions.

xxvii.                                Creation, organization, and supervision of an internal whistleblowing channel.

xxviii.                             Any other matters which the Board of Directors Regulations deal with.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.                                      Where urgent circumstances are duly justified, it may take decisions relating to the matters in paragraphs i, xii, xv, xvi, xviii a), xviii b), xviii c), xviii d), xviii e), xviii f), xix, xxii, xxiv xxv and above, by the Executive Committee or the Chief Executive Officer, to be ratified at the first Board of Directors Meeting held after the decision is taken.

5.                                      The Board of Directors shall conduct an annual evaluation of its performance and that of its committees and propose on the basis of the result of the evaluation, an action plan to correct identified deficiencies. The result of the assessment shall be recorded in the minutes of the meeting or will be added as an attachment.

The faculties inherent to the Board of Directors, apart from any which may legally or statutorily be delegated are performed by the Executive Committee and the CEO, Mr. Paolo Vasile.

The Rules of Internal Conduct of Mediaset España Comunicación, S.A. and its Group of companies’ actions on the Securities Market are guided by Section 13, which sets forth the applicable regulations regarding treasury share transactions, as follows:

Article 13. - Regulations regarding treasury share transactions:

1.                                      For the purposes of these Regulations, treasury share transactions are considered those directly or indirectly carried out through any of the Group companies which have redemption value.

2.                                      The Group’s treasury share transactions will in no case will take place using Privileged Information, and must always have a legitimate purpose, such as to provide investors the sufficient liquidity to trade Company shares, execute own share repurchase agreements, or stabilization in accordance with prevailing legislation, meet legitimate previously-established commitments or any other admissible purposes outlined in applicable legislation and criteria published to this effect by the CNMV.

In no case will treasury share transactions be used to influence the free process of price formation for the Company’s shares, by generating deceptive signs regarding their contracting volume or liquidity.

3.                                      Treasury share management will be carried out with full transparency in relationships with supervisory and governing bodies. Treasury share transactions will be notified to the CNMV within the legally-established form, deadline, and requirements.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

4.                                      The Mediaset Group’s Finance Director, as Head of Treasury Share management, should:

a)                           Report to the Regulatory Compliance Manager (RCM) of any treasury share transactions to be carried out with sufficient notice, and at least 24 hours ahead of time;

b)                           Keep the RCM regularly informed, or where requested, report on all treasury share transactions performed, maintain an updated file of all transactions with own shares;

c)                            Provide regular information to the Audit Committee on risks assumed during treasury share transactions;

d)                           Oversee the performance of the Company’s shares on the markets.

Significant agreements that would come into force, be amended or expire in the event of a change of control at the company

There are no significant agreements subject to a change in control at the Parent Company.

Agreements between the company and its directors and managers that provide for special indemnities

1- Executive director:

Compensatory system

a)  Voluntary departure: annual payment: fixed annual salary+ annual bonus/13.5, with total compensation the sum of years employed.

b)  Lawful or unlawful dismissal: legal indemnity + indemnity in point a)

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

2.- Executive Director:

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

Mediaset España Comunicación, S.A. and Subsidiaries

CONSOLIDATED MANAGEMENT REPORT AT DECEMBER 31, 2017

(Expressed in thousands of euros)

3.- General Director

Where any changes are made to the Company’s current direct/indirect ownership/control, and in cases of unfair, collective, dismissal, or removal by the CEO due to any of the causes set forth in Articles 39, 40, 41, and 50 of the Workers’ Statute: two gross annual salary payments.

4.-Divisional Director:

Termination of the contract at the Company’s request (unless referring to lawful dismissal): Indemnity comprising an annual fixed gross salary plus any legally-stipulated amounts.

5.- Divisional Director:

Termination of the contract for reasons attributable to the company or suspension, modification or limitation of its duties will perceive the largest amount of the following options:

A)  Compensation starting from 1,020,000 euros, decreasing monthly by 34,000 euros over the following 30 months from the signing of the termination (01/30/2006) until it reaches 0.

B)  Compensation equal to 12 months of current salary.

6.- Managing Director:

Start date of the contract: October 10, 2009.

A)  From the 7th to the 9th year: six months fixed salary (legal compensation excluded).

B)  As of the 10th year: legal compensation.

7.- Managing Director:

Where the Company terminates the contract, and unless it is deemed lawful: indemnity of one hundred and twenty thousand euros gross (120,000.00 euros), including legal dismissal amounts. From here on the indemnity should the legally-established higher than the agreed-upon amount, it will be the only amount payable.

8.- Area Manager:

During the first 3 years: 12 months of fixed salary (legal compensation included)

• From the 4th year and after: 6 months

Translation of a report originally issued in Spanish based on our work performed in accordance with the audit regulations in force in Spain. In the event of a discrepancy, the Spanish-language version prevails

INDEPENDENT AUDITOR’S REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

To the Shareholders of Mediaset España Comunicación, S.A.,

Report on the Consolidated Financial Statements

Opinion

We have audited the consolidated financial statements of Mediaset España Comunicación, S.A. (the Parent) and its subsidiaries (the Group), which comprise the consolidated statement of financial position as at 31 December 2017, and the consolidated separate income statement, consolidated statement of comprehensive income, consolidated statement of changes in equity, consolidated statement of cash flows and notes to the consolidated financial statements for the year then ended.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated equity and consolidated financial position of the Group as at 31 December 2017, and its consolidated results and its consolidated cash flows for the year then ended in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRSs) and the other provisions of the regulatory financial reporting framework applicable to the Group in Spain.

Basis for Opinion

We conducted our audit in accordance with the audit regulations in force in Spain. Our responsibilities under those regulations are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report.

We are independent of the Group in accordance with the ethical requirements, including those pertaining to independence, that are relevant to our audit of the consolidated financial statements in Spain pursuant to the audit regulations in force. In this regard, we have not provided any services other than those relating to the audit of financial statements and there have not been any situations or circumstances that, in accordance with the aforementioned audit regulations, might have affected the requisite independence in such a way as to compromise our independence.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgement, were of most significance in our audit of the consolidated financial statements of the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon, and we do not provide a separate opinion on these matters.

Recognition of advertising sales revenue

Description

As indicated in Note 23 to the accompanying consolidated financial statements, advertising sales account for approximately 95% of the Group’s total sales and relate mainly to insertions of the customers’ advertisements in spaces owned by the Group, net of discounts and sales-related taxes.

The recognition of this revenue is based on a large number of transactions and the revenue accrues on a daily basis in accordance with the actual insertion of advertisements and its recognition is also determined by the terms and conditions established in specific negotiations with each customer. This information is included in the computer systems of the various Group companies for use as the basis for revenue recognition and billing.

In view of the large number of transactions, the diverse nature of contractual terms and conditions and the importance of the aforementioned computer systems, the advertising revenue occurrence, accuracy and cutoff were considered to be a key matter in our audit.

Procedure applied in the audit

Our audit procedures included, among others, the review of the design and implementation of the controls considered to be relevant to the mitigation of the risks associated with the advertising revenue recognition process, and tests to verify that the controls operate effectively.

We involved our specialists in information technology and systems in the performance of audit tests on the computer tool for billing and monitoring audiences.

In addition, we performed substantive tests of details by means of a specific review, on a selective basis, of the documentation supporting insertions of advertisements over the year, in order to verify, mainly, their actual broadcast and the consistency of their recognition with the agreed-upon contractual terms and conditions.

We also performed substantive analytical procedures on the main accounting line items affected, taking into account their performance in recent years, market data and expectations as to their foreseeable evolution.

Lastly, we evaluated the adequacy of the disclosures provided in the notes to the accompanying consolidated financial statements (see Notes 4 and 23) required by the applicable regulatory financial reporting framework.

Other Matter

The Group’s consolidated financial statements for the year ended 31 December 2016 were audited by another auditor who expressed an unmodified opinion on those consolidated statements on 23 February 2017.

Other Information: Consolidated Directors’ Report

The other information comprises only the consolidated directors’ report for 2017, the preparation of which is the responsibility of the Parent’s directors and which does not form part of the consolidated financial statements.

Our audit opinion on the consolidated financial statements does not cover the consolidated directors’ report. Our responsibility relating to the information contained in the consolidated directors’ report is defined in the audit regulations in force, which establish two distinct levels of responsibility in this regard:

a)        A specific level that applies to the consolidated non-financial information statement, as well as to certain information included in the Annual Corporate Governance Report, as defined in Article 35.2.b) of Spanish Audit Law 22/2015, which consists solely of checking that the aforementioned information has been provided in the consolidated directors’ report, or, as the case may be, that the consolidated directors’ report contains the corresponding reference to the separate report on non-financial information as provided for in the applicable legislation and, if this is not the case, reporting this fact.

b)        A general level applicable to the other information included in the consolidated directors’ report, which consists of evaluating and reporting on whether the aforementioned information is consistent with the consolidated financial statements, based on the knowledge of the Group obtained in the audit of those consolidated financial statements and excluding any information other than that obtained as evidence during the audit, as well as evaluating and reporting on whether the content and presentation of this section of the consolidated directors’ report are in conformity with the applicable regulations. If, based on the work we have performed, we conclude that there are material misstatements, we are required to report that fact.

Based on the work performed, as described above, we have checked that the information described in section a) above is provided in the consolidated directors’ report and that the other information in the consolidated directors’ report is consistent with that contained in the consolidated financial statements for 2017 and its content and presentation are in conformity with the applicable regulations.

Responsibilities of the Directors and Audit and Compliance Committee of the Parent for the Consolidated Financial Statements

The Parent’s directors are responsible for preparing the accompanying consolidated financial statements so that they present fairly the Group’s consolidated equity, consolidated financial position and consolidated results in accordance with EU-IFRSs and the other provisions of the regulatory financial reporting framework applicable to the Group in Spain, and for such internal control as the directors determine is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, the Parent’s directors are responsible for assessing the Group’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the directors either intend to liquidate the Group or to cease operations, or have no realistic alternative but to do so.

The Parent’s audit and compliance committee is responsible for overseeing the process involved in the preparation and presentation of the consolidated financial statements.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion.

Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with the audit regulations in force in Spain will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

A further description of our responsibilities for the audit of the consolidated financial statements is included in Appendix 1 to this auditor’s report. This description, which is on pages 5 and 6, forms part of our auditor’s report.

Report on Other Legal and Regulatory Requirements

Additional Report to the Parent’s Audit and Compliance Committee

The opinion expressed in this report is consistent with the content of our additional report to the Parent’s audit and compliance committee dated 27 February 2018.

Engagement Period

The Annual General Meeting held on 27 April 2017 appointed us as auditors of the Group for a period of three years from the year ended 31 December 2017.

Deloitte, S.L.

Registered in ROAC under no. S0692

Appendix 1 to our auditor’s report

Further to the information contained in our auditor’s report, in this Appendix we include our responsibilities in relation to the audit of the consolidated financial statements.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

As part of an audit in accordance with the audit regulations in force in Spain, we exercise professional judgement and maintain professional scepticism throughout the audit. We also:

•                  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•                  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control.

•                  Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the Parent’s directors.

•                  Conclude on the appropriateness of the use by the Parent’s directors of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•                  Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•                  Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion.

We communicate with the Parent’s audit and compliance committee regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide the Parent’s audit and compliance committee with a statement that we have complied with relevant ethical requirements, including those regarding independence, and we have communicated with it to report on all matters that may reasonably be thought to jeopardise our independence, and where applicable, on the related safeguards.

From the matters communicated with the Parent’s audit and compliance committee, we determine those matters that were of most significance in the audit of the consolidated financial statements of the current period and are therefore the key audit matters.

We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter.